Exhibit 4.2

MDA Space Ltd.

Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(In millions of Canadian dollars)

KPMG LLP

100 New Park Place, Suite 1400
Vaughan, ON L4K 0J3

Canada

Tel 905 265 5900

Fax 905 265 6390

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of MDA Space Ltd.

Opinion

We have audited the consolidated financial statements of MDA Space Ltd. (the Entity), which comprise:

•	the consolidated statements of financial position as at December 31, 2025 and December 31, 2024

•	the consolidated statements of comprehensive income for the years then ended

•	the consolidated statements of changes in shareholders' equity for the years then ended

•	the consolidated statements of cash flows for the years then ended

•	and notes to the consolidated financial statements, including a summary of material accounting policy information

(Hereinafter referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Entity as at December 31, 2025 and December 31, 2024, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Financial Statements” section of our auditor’s report.

We are independent of the Entity in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG Canada provides services to KPMG LLP.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements for the year ended December 31, 2025. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

We have determined the matters described below to be the key audit matters to be communicated in our auditor’s report.

Evaluation of total estimated costs to complete contracts for revenue recognition Description of the matter

We draw attention to notes 2(c), 3(c), and 7 to the financial statements. The Entity recorded revenue from contracts with customers for the year ended December 31, 2025 of $1,633.2 million. The Entity recognizes revenues from fixed-price contracts and cost-plus contracts with ceilings using a percentage of completion method based on the ratio of contract costs incurred to date to total estimated costs.

Estimating total costs requires judgments to be made around items including, but not limited to, labour productivity, complexity and scope of work to be performed, cost of materials, the length of time to complete the work, and execution by subcontractors.

Why the matter is a key audit matter

We identified the evaluation of total estimated costs to complete contracts for revenue recognition as a key audit matter. This matter represented an area of significant risk of material misstatement due to the magnitude of the balance and the high degree of subjectivity and estimation uncertainty in determining the total estimated costs to be incurred for each performance obligation. Significant auditor judgment was required in evaluating the results of our audit procedures.

How the matter was addressed in the audit

The primary procedures we performed to address this key audit matter included the following:

We evaluated the design and tested the operating effectiveness of certain controls over the Entity’s review of total expected costs to complete contracts for revenue recognition. These controls included management review controls over the budgeting and monitoring of total costs to complete.

We compared the Entity’s original and prior period estimate of total costs to be incurred to the actual costs incurred for a selection of completed contracts to assess the Entity’s ability to accurately estimate costs.

For a selection of revenue contracts, we interviewed operational personnel of the Entity in charge of the project about the project status to evaluate progress to date and inspected source documentation such as contracts, change orders and correspondence, and underlying records to assess the total expected costs by performance obligation with respect to the contract.

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For a selection of revenue contracts, we evaluated the total expected costs to be incurred on the remaining performance obligations by comparing the costs incurred subsequent to year-end to the expected costs.

Evaluation of the fair value of acquired proprietary technology intangible assets from the SatixFy Communications Ltd. acquisition

Description of the matter

We draw attention to notes 2(c), 3(m), and 5 to the financial statements. On July 2, 2025, the Entity acquired all of the outstanding shares of SatixFy Communications Ltd. for total consideration of $448.3 million. Proprietary technology intangible assets were identified with a fair value of $298.7 million. The Entity estimated the fair value of the proprietary technology intangible assets acquired in the acquisition of SatixFy Communications Ltd. using the replacement cost method. The replacement cost method is a valuation technique that estimates the fair value of an intangible asset based on the estimated costs required to create or acquire a comparable asset at the transaction date.

Significant assumptions include costs to develop, obsolescence factors, expected developer’s profit margins, and required rate of return.

Why the matter is a key audit matter

We identified the evaluation of the fair value of acquired proprietary technology intangible assets from the SatixFy Communications Ltd. acquisition as a key audit matter. This matter represented an area of significant risk of material misstatement due to the magnitude of the balance and the high degree of estimation uncertainty in the selection of assumptions. Significant auditor judgment and the involvement of professionals with specialized skills and knowledge was required in evaluating the methodology and certain assumptions.

How the matter was addressed in the audit

The primary procedures we performed to address this key audit matter included the following:

We reconciled a selection of historical costs to develop to the underlying records of SatixFy Communications Ltd.

We evaluated the obsolescence factors by considering both functional and economic obsolescence. This included evaluating the appropriateness of management’s assessment of certain components of the technology that were no longer required or expected to be replaced, and assessing the consistency of the assumed level of obsolescence with the expected remaining economic life of the technology.

We evaluated the expected developer's profit margins assumption by comparing it to publicly available market data for entities with comparable technology and to the Entity’s historical profit margins for products supported by comparable technology.

We involved valuation professionals with specialized skills and knowledge, who assisted in:

•	Evaluating the appropriateness of the valuation methodology

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•	Evaluating the required rate of return assumption by comparing to ranges that were independently developed using publicly available market data including available data for comparable entities.

Evaluation of the impairment assessment of goodwill of the Geointelligence cash generating unit

Description of the matter

We draw attention to Notes 2(c), 3(k), 3(l), and 16 to the financial statements. The Entity has a goodwill balance of $800.4 million, of which $285.9 million relates to the Geointelligence cash generating unit (“CGU”). Impairment testing of goodwill is performed at least annually, at December 31, and is conducted at the level of the minimum grouping of CGUs to which goodwill relates.

When the impairment test is performed, the recoverable amount of the CGU is assessed by reference to the higher of i) the value in use and ii) the fair value less costs of disposal. The value in use of CGUs at which goodwill is tested for impairment has been estimated using the forecasts prepared by the Entity for the next five years. In preparing the forecasts, the Entity uses significant assumptions about revenue growth, earnings before interest, taxes, depreciation and amortization, terminal growth rate and discount rate.

Why the matter is a key audit matter

We identified the evaluation of the impairment assessment of goodwill of the Geointelligence CGU as a key audit matter. This matter represented an area of significant risk of material misstatement due to the magnitude of the balance and the high degree of estimation uncertainty in assessing the value in use. Significant auditor attention and significant auditor judgment and the involvement of those professionals with specialized skills and knowledge were required in evaluating the results of our audit procedures.

How the matter was addressed in the audit

The primary procedures we performed to address this key audit matter included the following:

We compared the expected revenue growth and earnings before interest, taxes, depreciation and amortization assumptions to the actual historical revenue growth and earnings before interest, taxes, depreciation and amortization of the CGU to assess the Entity’s ability to accurately predict these cash flow assumptions. We compared the revenue growth assumptions to existing firm contracts on a sample basis.

We considered changes in conditions and events to assess the assumptions made in arriving at the expected future revenue estimates.

We involved valuation professionals with specialized skills and knowledge, who assisted in:

•	Evaluating the terminal growth rate assumption by comparing to long-term inflation expectations

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•	Assessing the appropriateness of the discount rate assumption by comparing to discount rate ranges that were independently developed using publicly available market data including available data for comparable entities.

Other Information

Management is responsible for the other information. Other information comprises:

•	the information included in Management’s Discussion and Analysis.

•	the information, other than the financial statements and the auditor’s report thereon, included in a document likely to be entitled “2025 Annual Report”.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit and remain alert for indications that the other information appears to be materially misstated.

We obtained the information included in Management’s Discussion and Analysis as at the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in the auditor’s report.

We have nothing to report in this regard.

The information, other than the financial statements and the auditor’s report thereon, included in a document likely to be entitled “2025 Annual Report” is expected to be made available to us after the date of this auditor’s report. If, based on the work we will perform on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Entity's ability to continue as a going concern, disclosing as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Entity or to cease operations, or has no realistic alternative but to do so.

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Those charged with governance are responsible for overseeing the Entity's financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit.

We also:

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Entity's internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Entity's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Entity to cease to continue as a going concern.

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•	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

•	Provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

•	Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the group as a basis for forming an opinion on the group financial statements. We are responsible for the direction, supervision and review of the audit work performed for the purposes of the group audit. We remain solely responsible for our audit opinion.

•	Determine, from the matters communicated with those charged with governance, those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our auditor’s report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Chartered Professional Accountants, Licensed Public Accountants

The engagement partner on the audit resulting in this auditor’s report is Laura Price.

Vaughan, Canada

March 3, 2026

7

MDA Space Ltd.

Consolidated Statement of Comprehensive Income
For the years ended December 31, 2025 and 2024
(In millions of Canadian dollars except per share figures)

	Note	December 31, 2025	December 31, 2024
Revenue	7, 8	$1,633.2	$1,080.1

Cost of revenue
Materials, labour and subcontractors	9	(1,168.6)	(754.6)
Depreciation and amortization of assets	14, 15, 16	(54.9)	(43.8)
Gross profit		409.7	281.7

Operating expenses
Selling, general and administration	9	(111.5)	(78.6)
Research and development, net	9	(38.1)	(36.9)
Amortization of intangible assets	16	(84.6)	(47.0)
Share-based compensation	21	(17.7)	(12.4)
Operating income		157.8	106.8

Other income (expenses)
Unrealized gain on financial instruments		5.0	1.2
Foreign exchange (loss) gain		(2.2)	17.5
Finance income	18	7.8	7.0
Finance costs	18	(17.0)	(28.0)
Other income		1.0	6.5
Income before taxes		152.4	111.0

Income tax expense	26	(43.9)	(31.6)
Net income		108.5	79.4

Other comprehensive income
Gain (loss) on translation of foreign operations		0.9	(1.2)
Gain on cash flow hedges (net of tax recovery of nil in 2025 and $0.4 in 2024)		—	1.0
Remeasurement gain on defined benefit plans (net of tax expense of $1.6 in 2025 and $1.8 in 2024)		4.7	5.1
Total comprehensive income		$114.1	$84.3

Earnings per share:
Basic	27	$0.87	$0.66
Diluted	27	0.84	0.63

Weighted-average common shares outstanding:
Basic	27	124,247,299	120,088,519
Diluted	27	129,711,641	126,049,042

The accompanying notes are an integral part of these consolidated financial statements

F-8

MDA Space Ltd.

Consolidated Statement of Financial Position

December 31, 2025 and 2024

(In millions of Canadian dollars)

As at	Note	December 31,2025	December 31,2024
Assets
Current assets:
Cash		$152.0	$166.7
Trade and other receivables	10	145.3	75.9
Unbilled receivables	11	187.5	250.1
Inventories	12	23.5	8.1
Income taxes receivable		52.9	54.0
Other current assets	13	53.3	71.7
		614.5	626.5
Non-current assets:
Property, plant and equipment	14	649.6	496.6
Right-of-use assets	15	114.5	115.4
Intangible assets	16	876.7	580.0
Goodwill	16	800.4	441.0
Equity-accounted investees	23	11.3	—
Deferred income tax assets	26(d)	10.0	9.9
Other non-current assets	13	279.2	328.1
		2,741.7	1,971.0
Total assets		$3,356.2	$2,597.5

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued liabilities		$391.4	$248.7
Income taxes payable		11.0	1.9
Contract liabilities	7(d)	798.9	761.3
Current portion of net employee benefit payable	19	77.1	60.2
Current portion of lease liabilities	15	20.2	16.2
Other current liabilities	20	19.2	2.7
		1,317.8	1,091.0
Non-current liabilities:
Net employee defined benefit payable	19	23.4	23.7
Lease liabilities	15	118.9	120.6
Long-term debt	17	272.0	—
Deferred income tax liabilities	26(d)	245.7	185.4
Other non-current liabilities	20	23.4	0.8
		683.4	330.5
Total liabilities		2,001.2	1,421.5
Shareholders' equity
Common shares	25(b)	1,042.7	975.8
Contributed surplus		36.0	38.0
Accumulated other comprehensive income		29.1	23.5
Retained earnings		247.2	138.7
Total equity		1,355.0	1,176.0
Total liabilities and equity		$3,356.2	$2,597.5

The accompanying notes are an integral part of these consolidated financial statements

F-9

MDA Space Ltd.

Consolidated Statement of Changes in Shareholders’ Equity
For the years ended December 31, 2025 and 2024

(In millions of Canadian dollars)

		Common Shares		Contributed	Accumulated other comprehensive	Retained	Total shareholders'
	Note	Number	Amount	Surplus	income	earnings	equity
As at January 1, 2025		121,531,699	$975.8	$38.0	$23.5	$138.7	$1,176.0
Share-based awards common shares issuance	21	4,789,302	66.9	(16.9)	—	—	50.0
Net income		—	—	—	—	108.5	108.5
Other comprehensive income		—	—	—	5.6	—	5.6
Equity-settled share-based compensation	21	—	—	12.8	—	—	12.8
Tax effect of share-based compensation		—	—	2.1	—	—	2.1
As at December 31, 2025		126,321,001	$1,042.7	$36.0	$29.1	$247.2	$1,355.0

As at January 1, 2024		119,514,919	$956.1	$31.3	$18.6	$58.7	$1,064.7
Share-based awards common shares issuance	21	2,016,780	19.7	(7.9)	—	—	11.8
Net income		—	—	—	—	79.4	79.4
Other comprehensive income		—	—	—	5.5	—	5.5
Equity-settled share-based compensation	21	—	—	10.4	—	—	10.4
Tax effect of share-based compensation		—	—	4.2	—	—	4.2
Dissolution of inactive subsidiary		—	—	—	(0.6)	0.6	—
As at December 31, 2024		121,531,699	$975.8	$38.0	$23.5	$138.7	$1,176.0

The accompanying notes are an integral part of these consolidated financial statements

F-10

MDA Space Ltd.

Consolidated Statement of Cash Flows
For the years ended December 31, 2025 and 2024

(In millions of Canadian dollars)

		Years ended	Years ended
	Note	December 31, 2025	December 31, 2024
Cash flows from operating activities
Net income		$108.5	$79.4
Items not affecting cash:
Income tax expense		43.9	31.6
Depreciation of property, plant, and equipment	14	29.0	19.8
Depreciation of right-of-use assets	15	13.3	11.9
Amortization of intangible assets	16	98.3	59.3
Gain on disposal of assets	6	—	(5.8)
Write-down of assets		—	3.3
Equity-settled share-based compensation	21(a)	12.8	10.4
Investment tax credits accrued		(46.1)	(42.6)
Finance costs, net	18	9.2	21.0
Unrealized gain on financial instruments		(5.0)	(1.2)
Changes in operating assets and liabilities	29	154.3	636.5
		418.2	823.6
Interest paid		(15.0)	(25.4)
Income tax received, net		4.3	14.5
Net cash generated in operating activities		407.5	812.7

Cash flows from investing activities
Purchases of property and equipment	14	(175.3)	(141.2)
Purchases/development of intangible assets	16	(100.1)	(63.7)
Government grants on capital expenditure		33.2	7.0
Proceeds from disposal of assets	6	0.2	7.4
Acquisition of subsidiaries, net of cash	5	(362.6)	(27.3)
Investment in equity securities		—	(9.2)
Investment in equity-accounted associate	22	(10.0)	—
Net cash used in investing activities		(614.6)	(227.0)

Cash flows from financing activities
Proceeds from senior credit facility	17(d)	395.0	110.0
Proceeds from issuance of senior unsecured notes	17(d)	250.0	—
Repayments of loans from financial institutions		(468.2)	(550.0)
Transaction costs related to loans and borrowings		(8.3)	—
Payment of lease liability (principal portion)	15	(10.2)	(7.9)
Payments on SatixFy warrants		(12.0)	—
Proceeds from stock options exercised		50.0	11.8
Net cash generated in financing activities		196.3	(436.1)

Net increase (decrease) in cash		(10.8)	149.6
Net foreign exchange difference on cash		(3.9)	(5.4)
Cash, beginning of period		166.7	22.5
Cash, end of period		$152.0	$166.7

The accompanying notes are an integral part of these consolidated financial statements

F-11

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

1.	Nature of operations

MDA Space Ltd. and its subsidiaries (collectively “MDA Space” or the “Company”) is a trusted mission partner of leading-edge space missions. The Company’s recognized engineering capabilities, portfolio of space technologies, and space mission expertise make it a trusted partner of choice for a broad range of customers worldwide. The Company leverages its capabilities to enable next generation space exploration and infrastructure, space-based communication, and both earth and space observation missions. The Company’s space technology solutions and services enable governments and businesses to develop and operate critical space infrastructure used for exploration and space-based science, to research, develop and operate space-based communications supporting our connected world, and to monitor global activities including climate change, illegal and unregulated fishing, and detection of oil spills. The Company’s technologies and solutions are also deployed for defence and intelligence applications and space observation missions. MDA Space operates across three business areas: Geointelligence, Robotics & Space Operations, and Satellite Systems, with facilities and sites in Canada, United Kingdom, United States, Israel and Bulgaria. The Company collaborates and partners with governments and space agencies, commercial space companies and defence and aerospace prime contractors in the space industry.

MDA Space Ltd. was incorporated pursuant to a series of legal entity restructuring. On April 8, 2020, Neptune Acquisition Inc. (“NAI”), an affiliate of Northern Private Capital Ltd. purchased 100% of the equity interest in MDA GP Holdings Ltd., MDA Systems Inc., and Maxar Technologies ULC from Maxar Technologies Inc. The consideration for this transaction was $1 billion. Immediately after closing, NAI amalgamated with Maxar Technologies ULC, and changed its name to Neptune Operations Ltd. (“NOL”). On June 2, 2020, Neptune Acquisition Holdings Inc. (“NAHI”) was formed under the laws of the Province of Ontario and became the parent of its wholly owned subsidiary NOL. In March 2021, NAHI changed its name to MDA Ltd., and again to MDA Space Ltd. in April 2024.

MDA Space Ltd. is incorporated and domiciled in Canada, with its head office located at 7500 Financial Drive, Brampton, Ontario L6Y 6K7, Canada. MDA Space’s common shares are traded on the Toronto Stock Exchange under the symbol “MDA”.

2.	Basis of preparation

(a)	Statement of compliance

These consolidated financial statements of the Company have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements were approved by the Board of Directors of MDA Space on March 3, 2026.

(b)	Basis of measurement

The consolidated financial statements of the Company have been prepared on the historical cost basis except for pension plan assets and liabilities and the following assets and liabilities which are measured at fair value: financial instruments at fair value through profit or loss (“FVTPL”), derivative financial instruments, and initial recognition of assets acquired and liabilities assumed in a business combination. Pension plan assets and liabilities are recognized as the present value of the defined benefit liabilities net of the fair value of the plan assets. Other post-retirement benefit liabilities are recognized as the present value of the defined benefit liability.

(c)	Critical accounting estimates and judgments

The preparation of the consolidated financial statements in conformity with IFRS Accounting Standards requires management to make estimates and judgments that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

F-12

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

Information about critical judgments in applying accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements included the following:

•	Revenue: The Company recognizes revenues from fixed-price contracts and cost-plus contracts with ceilings using a percentage of completion method based on the ratio of contract costs incurred to date to total estimated costs. On a monthly basis, the Company reviews the costs incurred to date and the estimated costs to complete for each project to determine whether the percentage of completion remains appropriate. Estimating total costs requires judgments to be made around items including, but not limited to, labour productivity, complexity and scope of work to be performed, cost of materials, the length of time to complete the work, and execution by subcontractors. This estimate directly affects revenue recognized in each reporting period as well as the balances of unbilled receivables and contract liabilities at the reporting date. Changes in estimates are recognized on a cumulative catch-up basis and could lead to reversals to revenues.

•	Impairment of non-financial assets: The value in use (“VIU”) of cash generating units at which goodwill and intangible assets are tested for impairment has been estimated using the forecasts prepared by management for the next five years. In preparing the forecasts, management uses significant assumptions about revenue growth, earnings before interest, taxes, depreciation and amortization, and terminal growth rate. These estimates are based on past experience and management’s expectations of future changes in the market and planned growth initiatives. Actual results could vary from these estimated future cash flows which may cause significant adjustments to the assets in subsequent reporting periods. Estimation uncertainty in calculating the VIU also include the determination of appropriate discount rates.

•	Investment tax credits: Investment tax credits, whether or not recognized in the consolidated financial statements, may be carried forward to reduce future Canadian Federal and Provincial income taxes payable. The Company applies judgment when determining whether the reasonable assurance threshold has been met to recognize investment tax credits in the consolidated financial statements. The Company must interpret eligibility requirements in accordance with Canadian income tax laws and must assess whether future taxable income will be available against which the investment tax credits can be utilized. For investment tax credits that have not met the criteria to be recognized in the consolidated financial statements, management continually reviews these interpretations and assessments and recognizes the investment tax credits relating to prior period expenses in the period when the reasonable assurance criteria have been met. Any changes in the interpretations and assessments could have an impact on the amount and timing of investment tax credits recognized in the consolidated financial statements.

•	Income taxes: The calculation of current and deferred income taxes requires management to make certain judgments in interpreting tax rules and regulations. The application of judgment is also required to evaluate whether the Company can recover a deferred tax asset based on management's assessment of existing tax laws, estimates of future profitability, and tax planning strategies.

•	Business Combination: In a business combination, the identifiable assets acquired and liabilities assumed are recognized at their fair values. The Company estimated the fair value of proprietary technology intangible assets acquired in the acquisition of SatixFy Communications Ltd. using the replacement cost method. The replacement cost method is a valuation technique that estimates the fair value of an intangible asset based on the estimated costs required to create or acquire a comparable asset at the transaction date. Significant estimates used to estimate the fair value of the proprietary technology intangible assets acquired include significant unobservable assumptions such as costs to develop, obsolescence factors, expected developer's profit margins, and required rate of return. Obsolescence factors are inherently uncertain because they depend on an assessment of functional and economic obsolescence for technology subject to rapid technological changes. Small changes in one or more of these significant assumptions could result

F-13

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

in a materially different fair value measurement. Given the next generation nature of the proprietary technologies acquired and the absence of observable market transactions for comparable assets, the fair value measurement is subject to significant estimation uncertainty.

3.	Summary of material accounting policies

(a)	Principles of consolidation

The consolidated financial statements comprise the accounts of the Company and entities controlled by the Company. The Company controls an entity when it is exposed to, or has the right to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. All subsidiaries of the Company are wholly owned. The financial results of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. Intercompany balances and transactions are eliminated upon consolidation.

The table below lists the Company’s most material subsidiaries for the years ended December 31, 2025 and 2024 based on revenues. The Company held 100% of the interest in all the subsidiaries listed below.

Entity	Country of incorporation
MacDonald, Dettwiler and Associates Inc.	Canada
MacDonald, Dettwiler and Associates Corporation	Canada
MDA Geospatial Services Inc.	Canada
MDA Systems Ltd.	Canada

(b)	Translation of foreign operations and foreign currency transactions

The consolidated financial statements are presented in Canadian dollars, which is the Company’s functional currency.

(i)	Transactions and balances

Monetary assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the reporting date. Non-monetary assets and liabilities, and revenue and expense items denominated in foreign currencies are translated into the functional currency using the exchange rates in effect at the dates of the respective transactions. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in net income.

(ii)	Foreign operations translation

Assets and liabilities of subsidiaries that have a functional currency other than Canadian dollars are translated into Canadian dollars at exchange rates in effect at the reporting date. Revenue and expenses are translated at the average exchange rates. The resulting translation adjustments are included in other comprehensive income (“OCI”).

(c)	Revenue recognition

The Company enters into contracts with customers to provide development of customized systems, construction of robotics and satellite components, satellite imagery data and related analyses, and maintenance and support services.

The Company accounts for a contract when enforceable rights and obligations between the Company and its customer are present, the contract has commercial substance, the rights of the parties and payment terms are identified, collectability of consideration is probable, and both parties have approved the contract. Two or more contracts with the same customer entered into at or near the same time are combined for revenue recognition accounting when the contracts are negotiated as a package with a single commercial objective or when the goods or services in the contracts are a single performance obligation.

A performance obligation is a promise in the contract to transfer a distinct good or service to the customer. The Company’s contracts generally have a single performance obligation, as the promise to transfer the individual

F-14

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

goods or services are not separately identifiable from each other and therefore are not distinct. An amendment made to an existing contract is accounted for in combination with the existing contract unless it adds goods or services distinct from the goods or services promised in the existing contract at stand alone selling prices.

Revenue is measured based on the consideration specified in the contract. The Company recognizes revenue as it fulfills its performance obligations by transferring control of the promised goods or services to the customer.

The Company’s revenues are derived mainly from the following types of contracts:

•	Revenues from fixed-price contracts and cost-plus contracts with ceilings are generally recognized over time using a percentage of completion method based on the ratio of contract costs incurred to date to total estimated costs. These contracts generally consist of a single performance obligation due to the integrated nature of the goods or services. The consideration in these contracts include the stated contractual price and the expected variable amounts related to incentive payments and liquidated damages using either a probability-weighted average or a most likely estimate. Variable amounts are included in the consideration to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable amounts is subsequently resolved. The Company typically bills milestone payments to its customers under these types of contracts.

•	Revenues from time and materials contracts are recognized over time as the Company incurs the labour hours and material costs at the contractual billing rates for each unit of labour and material incurred.

•	Revenue from unit of delivery contracts are recognized at the point in time the Company delivers the product to the customer.

•	Revenue from contracts whereby the Company stands ready to provide services are recognized on a straight-line basis over the enforceable term of the contract, as the Company’s provides the access evenly over the period.

Contract costs include direct costs such as materials, labour, and subcontract costs as well as indirect costs such as overhead costs that relate directly to satisfying the performance obligations under the contract. Costs are expensed as incurred.

(d)	Unbilled receivables and contract liabilities

Unbilled receivables represent the Company’s right to consideration for goods or services transferred to the customer but not billed at the reporting date. Unbilled receivables are transferred to trade receivables when the rights to the amounts become unconditional. This usually occurs when the Company issues an invoice to the customer. Unbilled receivables are adjusted for expected credit losses.

Contract liabilities relate to advance consideration received from customers in excess of revenue recognized under the contract.

(e)	Cash

Cash consist of cash on hand and deposits held with banks.

(f)	Property, plant and equipment

Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes any amounts incurred in constructing and testing the asset as well as any other costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

Depreciation expense is recognized on a straight-line basis over the estimated useful life of the related asset to its residual value. Expected useful lives and depreciation methods are reviewed annually.

F-15

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

The estimated useful lives of the Company’s various classes of property, plant and equipment are as follows:

Estimated useful life
Buildings	50 years
Building improvements	10 years
Leasehold improvements	Lesser of useful life or lease term
Equipment	5 years
Furniture and fixtures	10 years
Computer hardware	3 years

(g)	Leases

The Company assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Company recognizes right-of-use assets and lease liabilities for all leases, except for leases of low-value assets and short-term leases with a term of 12 months or less. The Company recognizes the lease payments associated with low-value and short-term leases as an expense on a straight-line basis over the lease term.

(i)	Right-of-use assets

The Company recognizes right-of-use assets at the commencement date of the lease and initially measured at cost, which is comprised of the amount of the initial lease liability recognized less any incentives received from the lessor. The initial cost also includes any initial direct costs incurred, lease payments made before the commencement date, and estimated restoration costs, if any. The right-of-use asset is subsequently depreciated on a straight-line basis over the shorter of the lease term and the estimated useful life of the asset. The right-of- use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

(ii)	Lease liabilities

At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term, discounted using the Company’s incremental discount rate. The lease term includes all contractual non-cancellable periods of the lease plus enforceable periods covered by an option to renew if the Company is reasonably certain to exercise that option.

Lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. If applicable, the lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Company and payments of penalties for terminating the lease, if the lease term reflects the Company exercising the option to terminate. Variable lease payments that do not depend on an index or a rate are recognized as expenses in the period in which the event or condition that triggers the payment occurs.

The Company also has certain leases which include payments that do not relate to the transfer of goods or services by the lessor to the Company (e.g. cleaning the common areas of a building, fees or other administrative costs) and are considered non-lease components. These amounts are not included in lease payments.

Subsequent to initial measurement, the Company measures lease liabilities at amortized cost using the effective interest method. Lease liabilities are remeasured when there is a change in the lease term, change in the future lease payments resulting from a change in an index or rate, or a change in the assessment of an option to purchase the underlying asset.

(h)	Intangible assets

Intangible assets acquired separately are measured at cost on initial recognition. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less accumulated amortization and accumulated impairment losses, if any.

The cost of an internally generated intangible asset comprises all directly attributable costs necessary to create, produce, and prepare the asset to be capable of operating in the manner intended by management.

F-16

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

Amortization is calculated over the estimated useful lives of the assets on a straight-line basis as follows:

Intangible asset	Estimated useful life
Proprietary technologies	3 to 20 years
Customer relationships	13 to 18 years
Contractual backlog	2 to 4 years
Software	2 to 10 years
MDA trademark	20 years
Amortization methods and useful lives are reviewed annually.

(i)	Capitalized interest

Interest expense is capitalized on qualifying assets. Qualifying assets are assets that take a substantial period of time to prepare for their intended use and include property, plant and equipment in construction and intangible assets in development. Capitalized interest is a component of the cost of the qualifying asset. Where the funds used to finance a qualifying asset form part of general borrowings, the amount capitalized is calculated using a weighted average of rates applicable to the relevant borrowings during the period. Where funds borrowed are directly attributable to a qualifying asset, the amount capitalized represents the borrowing costs specific to those borrowings. Capitalization ceases when the asset is substantially complete or if active construction or development ceases.

(j)	Research and development

Research costs are expensed as incurred. Development costs are also expensed as incurred unless they meet all of the capitalization criteria established in IAS 38, Intangible Assets. Amortization of capitalized development costs commences when the asset is available for use.

(k)	Goodwill

Goodwill is measured at cost less accumulated impairment losses, if any.

Goodwill arises on the acquisition of subsidiaries. Goodwill represents the excess of the cost of an acquisition over the fair value of the net identifiable assets of the acquiree at the acquisition date.

(l)	Impairment of non-financial assets

At each reporting date, the Company assesses for any indication of impairment of its property, plant and equipment, intangible assets, right-of-use assets and goodwill. If any indication exists, the Company tests the assets for impairment. Impairment testing of goodwill is performed at least annually, at December 31, regardless of any indications of impairment.

Impairment testing is conducted at the level of the asset, a cash generating unit (“CGU”). A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. Impairment testing of goodwill is conducted at the level of the minimum grouping of CGUs to which goodwill relates.

The Company tests for impairment by comparing the carrying amount of an asset, CGU to its recoverable amount. The recoverable amount of each CGU is assessed by reference to the higher of i) the VIU and ii) the fair value less costs of disposal (“FVLCD”). If the carrying amount exceeds the recoverable amount, an impairment loss in the amount of the excess is recognized in the consolidated statement of comprehensive income. Impairment losses are first allocated to reduce the carrying amount of any goodwill related to the CGU, the remaining amount of an impairment loss is allocated pro rata to other assets in the CGU, without reducing the carrying amount of the assets below the highest of their value of FVLCD, their VIU, and zero.

Except for goodwill, any reversal of an impairment loss is recognized immediately in the consolidated statement of comprehensive income. A reversal of an impairment loss for a CGU is allocated pro rata to the assets of the CGU. The recoverable amount of an asset increased by reversal of an impairment loss may not exceed the carrying amount that would have been determined, net of depreciation and amortization to date, if no impairment loss had been recognized for the asset in prior years.

F-17

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

(m)	Business combinations

Business combinations are accounted for using the acquisition method. Under this method, the identifiable assets acquired and liabilities assumed are recognized in the consolidated statement of financial position at their respective acquisition-date fair values. The results of operations after the date of acquisition are included in the consolidated statement of comprehensive income. Acquisition-related costs are expensed as incurred.

(n)	Provisions

Provisions are recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of resources will be required to settle the obligation.

Provisions for estimated contract losses are recognized as an onerous contract provision in the period in which the loss is determined. Contract losses are measured at the amount by which the estimated costs of fulfilling the contract exceed the estimated total revenue from the contract. When measuring onerous contract provisions, estimated costs of fulfilling the contract include both incremental costs and an allocation of costs directly related to contract activities.

(o)	Employee benefits

(i)	Defined benefit pension plans and other post-retirement benefit plans

The Company’s net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets.

The defined benefit obligations are determined by an actuary for each plan using the projected unit credit method, which takes into account the expected salary increases as the basis for future benefit increases for the pension plans. The discount rate is the yield at the reporting date on high quality corporate bonds that have maturity dates approximating the terms of the Company’s obligations and that are denominated in the same currency in which the benefits are expected to be paid. Actuarial assumptions for discount rates, expected salary increases and the projected age of employees upon retirement reflect historical experience and the Company’s assessment of future expectations.

When the calculation results in a benefit to the Company, the employee benefit asset recognized is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. Minimum funding requirements may give rise to an additional liability to the extent that they require the Company to pay contributions to cover an existing shortfall in that particular plan. An economic benefit is available to the Company if it is realizable during the life of the plan, or on settlement of the plan liabilities. The fair value of plan assets is based on market price information.

The Company determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the net defined benefit liability (asset), taking into account any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Net interest expense (income) is recognized as a component of finance costs (income). The Company recognizes service cost and administrative expenses relating to defined benefit plans as a component of cost of revenue and selling, general and administration expense. Actuarial gains and losses from experience adjustments, changes in actuarial assumptions, return on plan assets (excluding amounts included in net interest expense) and the effect of any asset ceilings (excluding interest) are recognized in other comprehensive income in the period in which they arise.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in the net benefit liability that relates to past service or the gain or loss on curtailment is recognized immediately in the consolidated statement of comprehensive income.

(ii)	Defined contribution pension plans

The Company maintains defined contribution plans for some of its employees whereby the Company pays contributions based on a percentage of the employees’ annual salary. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in the consolidated statement of comprehensive income as the services are provided.

F-18

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

(iii)	Termination benefits

Termination benefits are expensed when the Company has demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Termination benefits for voluntary redundancies are expensed if the Company has made an offer of voluntary redundancy, it is probable that the offer will be accepted, and the number of acceptances can be estimated reliably.

(p)	Income taxes

Income tax expense is comprised of current and deferred tax. An income tax expense is recognized in income except to the extent that it relates to items recognized in OCI or equity, in which case it is recognized in OCI or equity, respectively.

Current tax is the expected tax payable to or receivable from tax authorities on the taxable income or loss reflected in the consolidated statement of comprehensive income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets are recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and reserves are made to the extent that it is no longer probable that the related tax benefit will be realized.

Deferred income tax assets and deferred income tax liabilities are offset if a legally enforceable right exists to offset current income tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

The Company recognizes uncertain tax positions when the Company believes that it is probable that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The Company makes adjustments to these recognized uncertain tax positions when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. The provision for income taxes includes the effects of adjustments for uncertain tax positions, as well as any related interest and penalties.

(q)	Government assistance

The Company’s government assistance includes funding from government bodies to support the Company’s research and development (“R&D”) activities and to acquire or develop assets and investment tax credits (“ITCs”).

Government grants are recognized net of the related costs they are intended to compensate on a systematic basis over the periods that the related costs are expensed. Government grants related to the acquisition of assets are recognized as a reduction of the cost of the related asset.

If government assistance becomes repayable, the inception to date impact of assistance previously recognized in the consolidated statement of comprehensive income is reversed immediately in the period that the assistance becomes repayable.

ITCs expected to be recovered beyond 12 months are classified as non-current assets. ITCs are deemed to be equivalent to government assistance. This government assistance is claimed for eligible costs incurred in R&D projects.

(r)	Share-based compensation

In 2021, the Company established an Omnibus Long-term Incentive Plan (“Omnibus Plan”). The Omnibus Plan is a share-based plan, under which the Company receives services from directors and employees as consideration for equity instruments of the Company. The Company can issue stock options, deferred share units (“DSUs”),

F-19

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

restricted share units (“RSUs”), and performance share units (“PSUs”) pursuant to the terms and conditions of the Omnibus Plan and the related award agreements entered into thereunder.

The Company also has in place an Employee Share Trust Agreement arrangement, where eligible employees are issued shares held in a company trust (“Trustee Shares”) and released upon meeting prescribed conditions.

All of the above Company’s share-based awards are equity-settled and are measured based on the grant date fair value without subsequent remeasurement. Non-market vesting conditions are included in assumptions about the number of equity awards that are expected to vest. The grant date fair value of each award, net of estimated forfeitures, is recognized as an expense on a graded basis over the respective vesting period with a corresponding increase to contributed surplus. Forfeitures are estimated at the grant date and are revised to reflect changes in expected or actual forfeitures. Incremental fair value as a result of a modification that is beneficial to the employee is recognized over the remaining vesting period. Upon settlement of share-based awards, the amount recognized in contributed surplus for the award plus any cash received upon settlement is recognized as an increase in share capital.

In 2024, the Company established Employee Share Purchase Plan (“ESPP”). The ESPP is a cash-settled share- based payment plan, whereby employees of the Company can acquire common shares through regular payroll deductions. Company-matched employee contributions, up to a maximum of five thousand dollars per annum, are restricted to a one-year holding period. The employee and Company’s contributions are remitted to an independent plan administrator who is responsible for purchasing common shares on the market on behalf of the employee.

(s)	Share capital

Common shares are classified as equity. Issuance costs directly attributable to the issuance of the shares are recognized as a deduction from equity, net of income tax effects.

(t)	Financial instruments

(i)	Initial recognition, classification, and derecognition

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the financial instrument. All financial instruments are initially measured at fair value. Financial instruments are subsequently measured based on their classification as follows:

•	Financial instruments measured at amortized cost;

•	Financial instruments measured at FVTPL;

•	Financial instruments measured at fair value through other comprehensive income (“FVOCI”).

Transaction costs that are directly attributable to the acquisition or issuance of financial assets and financial liabilities (other than financial assets and financial liabilities at FVTPL) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at FVTPL are recognized immediately in acquisition, transaction and integration costs on the consolidated statement of comprehensive income.

A financial asset is derecognized when the contractual rights to the cash flows from the financial asset expire. A financial liability is derecognized when it is extinguished, discharged, cancelled, or expires. Where a legally enforceable right to offset exists for recognized financial assets and financial liabilities and there is an intention to settle the liability and realize the asset simultaneously, or to settle on a net basis, such related financial assets and financial liabilities are offset.

On initial recognition, the Company classifies financial assets as measured at amortized cost when both of the following conditions are met:

•	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets at amortized cost are subsequently measured using the effective interest rate method and are subject to impairment.

F-20

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

Financial assets are classified as held for trading if they are managed with the objective of realizing cash flows through the sale. Derivatives, including separate embedded derivatives, are also classified as held for trading unless they are designated as effective hedging instruments. Financial assets at FVTPL are carried in the consolidated statement of financial position at fair value with net changes in fair value recognized in the consolidated statement of comprehensive income.

Financial assets at FVOCI include instruments such as equity investments the Company has irrevocably elected to classify at FVOCI and derivatives designated as effective hedging instruments.

Financial liabilities are classified as financial liabilities at FVTPL or amortized cost as appropriate. The Company determines the classification of its financial liabilities at initial recognition. Subsequent to initial recognition, financial liabilities at amortized cost are measured using the effective interest method with the accretion of interest recognized in finance costs. Financial liabilities at FVTPL are carried in the consolidated statement of financial position at fair value with net changes in fair value recognized in the consolidated statement of comprehensive income.

The Company classifies its financial assets and liabilities depending on the purpose for which the financial instruments were acquired, their characteristics and management intent as outlined below:

Financial asset or liability	IFRS 9 classification and measurement
Cash	Amortized cost
Trade and other receivables	Amortized cost
Investments in equity securities	FVTPL
Accounts payable and accrued liabilities	Amortized cost
Long-term debt	Amortized cost
Derivatives – no hedge accounting applied	FVTPL
Derivatives – hedge accounting applied	FVOCI

(ii)	Impairment of financial assets

The Company recognizes loss allowances for expected credit losses ("ECLs") on financial assets measured at amortized cost. The Company applies a simplified approach in calculating ECLs. Therefore, the Company does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date. The carrying amount of these assets in the consolidated statement of financial position is stated net of any loss allowance.

A loss allowance is estimated from a review of the current and expected economic conditions and counterparty specific facts. Lifetime ECLs are the ECLs that result from all possible default events over the expected life of a financial instrument.

(iii)	Offsetting of financial assets and financial liabilities.

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position when the Company has an unconditional and legally enforceable right to offset the recognized amounts and intends to settle on a net basis or to realize the asset and settle the liability simultaneously.

(iv)	Fair value

Financial assets and financial liabilities are measured at fair value using a valuation hierarchy for disclosure of fair value measurements. The determination of the applicable level within the hierarchy of a particular asset or liability depends on the inputs used in the valuation as of the measurement date, notably the extent to which the inputs are market-based (observable) or internally derived (unobservable). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs are inputs reflecting the assumptions that market participants would use, and are based on the best information available in the circumstances.

The hierarchy is broken down into three levels based on the reliability of inputs as follows:

•	Level 1: Valuations based on quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date.

F-21

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

•	Level 2: Valuations based on quoted inputs other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data.

•	Level 3: Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

(u)	Derivatives and hedge accounting

The Company enters into interest rate swap agreements to mitigate interest rate risk on long-term debt. The Company also from time to time enters into foreign exchange forward contracts to hedge a portion of exposure arising from expected foreign currency denominated cash flows. Hedge accounting is applied to those hedge relationships that are considered effective and designated by management. Management assesses the effectiveness of hedges by comparing actual outcomes against estimates on a regular basis. Subsequent changes in cash flows arising from forecasted transactions, if significant, may result in the discontinuation of hedge accounting for that hedge. The Company does not enter into derivative contracts for speculative purposes.

At the inception of a hedging relationship, management formally documents the relationship between the hedging instrument and the hedged item, as well as the risk management objectives and strategy for undertaking the hedge. Management also assesses, both at inception of a hedge and at the end of each quarter, whether the derivatives used in hedged transactions are highly effective in offsetting changes in cash flows of the hedged items. For effective hedging relationships, fair value changes in the hedging instrument are recognized in other comprehensive income.

When cash flow hedges are discontinued, they cease to meet the qualifying criteria required for a hedging relationship. Cash flow hedges where the future cash outflow is still expected to occur, accumulated amounts in accumulated other comprehensive income remain there until such time that the cash outflow occurs or if the amount is a loss that is not expected to be recovered. If the loss is not expected to recover, the Company immediately reclassifies it into net income. Cash flow hedges where the future cash flow is not expected to occur, the Company immediately reclassifies accumulated amounts in other comprehensive income to net income under finance cost.

(v)	Equity-accounted investees

The Company’s interests in equity-accounted investees represent investments in entities over which the Company has significant influence, but neither control nor joint control. These investments are accounted for using the equity method. They are initially recognized at cost, including transaction costs. Subsequent to initial recognition the consolidated financial statements include the Company’s share of the profit or loss and other comprehensive income of equity accounted investees.

(w)	Earnings per share

Basic earnings per share (“EPS”) is calculated by dividing the net income for the period attributable to equity holders by the weighted average number of common shares outstanding during the period.

Diluted EPS is calculated by dividing the net income attributable to equity holders by the weighted average number of common shares outstanding during the period plus the weighted average number of common shares that would be issued upon exercise of share-based compensation arrangements, to the extent they are considered dilutive.

F-22

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

4.	Accounting pronouncements issued but not yet effective

Amendments of IFRS 9 Financial Instruments and IFRS 7 Financial Instruments: Disclosures

IASB has amended IFRS 9 Financial Instruments and IFRS 7 Financial Instruments: Disclosures to clarify the timing in the recognition and derecognition of financial assets and the settlement of financial liabilities. These amendments change the timing of recognition or derecognition of financial assets or liabilities from the payment initiation date to the settlement date. Any derecognition of liability earlier than the settlement date would be subject to certain criteria being met, and only applicable to financial liabilities settled using an electronic payment system. These amendments are effective for annual reporting periods beginning on or after January 1, 2026, with earlier application permitted. Management expects a reclassification impact on the consolidated statement of financial position, affecting current assets and current liabilities.

Forthcoming Issuance of IFRS 18 Presentation and Disclosure in Financial Statements replacing IAS 1, Presentation of Financial Statements

IFRS 18 aims to achieve comparability of the financial performance of similar entities and will impact the presentation of primary financial statements and notes, including the statement of earnings where companies will be required to present separate categories of income and expense for operating, investing, and financing activities with prescribed subtotals for each new category. The standard will also require management-defined performance measures to be explained and included in a separate note within the consolidated financial statements. IFRS 18 is effective for annual reporting periods beginning on or after January 1, 2027, with earlier application permitted. Management is currently assessing the impact of adopting IFRS 18 on its consolidated financial statements.

F-23

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

5.	Acquisitions

Acquisition of SatixFy Communications Ltd.

On July 2, 2025, the Company acquired all of the outstanding shares of SatixFy Communications Ltd. (“SatixFy”) in an all-cash transaction. SatixFy is a supplier of cutting-edge semiconductors and solutions for the space and the satellite communications value chain. SatixFy’s technology enables satellite broadband and direct-to-device constellations and are designed to meet the needs of the next generation of satellite constellations. SatixFy’s space grade chips are used in digital communication satellites to support payload and antenna operations, and are designed to significantly improve satellite performance and decrease cost. The transaction brings to the Company a differentiated technology portfolio including more than 60 patents issued and pending, as well as a talented and largely specialized technical employee base of approximately 165 people globally. The acquisition has been accounted for using the acquisition method. The consolidated financial statements include the results of SatixFy for the approximate 6-months period from the acquisition date.

The fair values of the identifiable assets and liabilities of SatixFy as at the date of acquisition were:

Fair value
recognized on
acquisition
Assets
Cash	$20.6
Trade and other receivables	2.8
Unbilled receivables	4.8
Other current assets	2.6
Government departments and agencies receivables	8.1
Inventories	2.9
Right-of-use assets	3.1
Property, plant and equipment	3.9
Intangible assets	298.7
Other non-current assets	1.7
$349.2
Liabilities
Accounts payable and accrued liabilities	$38.1
Contract liabilities	9.9
European Space Agency (“ESA”) advance payments	1.4
Net employee benefit payable	4.1
Lease liabilities	3.1
Short-term loans from financial institutions	103.2
Contingent liability	1.7
Deferred income tax liabilities	74.7
Other non-current liabilities	21.5
$257.7
Total identifiable net assets at fair value	$91.5
Goodwill arising on acquisition	$356.8
Purchase consideration transferred	$448.3

Analysis of cash flows on acquisition:
Net cash acquired with the subsidiary (included in cash flows from investing activities)	$(20.6)
Cash paid	380.4
Net cash flow on acquisition	$359.8

Purchase consideration transferred
Cash	$380.4
Settlement of pre-existing relationships	67.9
Total purchase consideration transferred	$448.3

F-24

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

As a result of the inherent complexity associated with the valuation of net assets acquired the valuation is provisional and has not been completed by the date the consolidated financial statements were approved for issue by the Board of Directors. Thus, assets and liabilities may need to be subsequently adjusted, with a corresponding adjustment to goodwill when available and no later than July 1, 2026 (one year after the transaction).

The goodwill has been adjusted by $10.6 since it was last reported for the three and nine months ending September 30, 2025 for the fair value of intangible assets acquired and its related deferred tax effect, additional settlement of pre- existing relationships, and the reclassification in presentation of asset items in the table above.

Pre-existing relationship consists mainly of an agreement between the Company and SatixFy for the purchase of SatixFy’s space grade chips. The amount of consideration transferred includes the effective settlement of the pre- existing relationship between the Company and SatixFy as the relationship became an intercompany relationship on acquisition. The Company determined that the fair value of the advance payments against future orders of chips at acquisition is similar to their carrying value.

The acquisition date fair value of trade and other receivable amounts to $2.8 which is also the gross amount receivable as it is expected that the full contractual amounts will be collected.

The acquisition date fair value of unbilled receivables amounts to $4.8 which is also the gross amount unbilled receivable as it is expected that the full contractual amounts will be billed and collected.

The acquisition date fair value of government departments and agencies receivables amounts to $8.1 which is also the gross amount receivables as it is expected that the full amounts will be collected.

The Company measured the acquired lease liabilities using the present value of the remaining lease payments at the date of acquisition. The right-of-use assets were measured at an amount equal to the lease liabilities. No adjustment was required for favourable or unfavourable terms since the leases were at market rates.

From the date of acquisition, SatixFy has contributed $8.4 of revenue and $13.3 of loss before taxes to the results of the Company.

If the acquisition had taken place at January 1, 2025, management estimates that the Company’s combined revenue would have been $1,645.4 and income before taxes for the period would have been $87.8. Income before taxes includes the additional amortization of intangible assets of $76.5 related to this acquisition.

The goodwill recognized is primarily attributed to:

•	Enhancing the Company’s end-to-end capabilities in digital communication satellites to continue to meet evolving customer needs in the satellite communications market.

•	Vertically integrating a key and differentiated technology provider to enhance competitive position and ensure future space chip development is aligned with the Company’s digital satellite technology roadmap.

•	Expanding offerings into new potential markets by leveraging SatixFy’s product portfolio.

•	Adding a highly specialized and complementary technical team.

The goodwill is not deductible for income tax purposes.

Other non-current liabilities include accrued income taxes, sales tax and other tax liabilities as at acquisition date.

Acquisition-related costs in 2025 of $10.9 for fees related to bank advisors, legal advisors, and other due diligence professionals and advisors have been expensed and are included in selling, general and administrative costs in the consolidated statement of comprehensive income.

Acquisition of SatixFy Space Systems UK Ltd.

On October 31, 2023, the Company acquired 100% share of SatixFy Space Systems UK Ltd (“SSS”), the digital payload division of SatixFy Communications Ltd. to strengthen MDA’s global leadership position in the growing market for digital satellite communications solutions. The acquired division, based in the United Kingdom, has been integrated into MDA UK, the company’s existing UK subsidiary. The final holdback of $2.8 ($2.0 USD) was released to the seller in the second quarter of 2025.

F-25

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

6.	Sale of Terrestrial Nuclear Services Assets

On March 5, 2024, the Company completed the sale of its terrestrial nuclear services assets for a total consideration of $7.6 and a gain of $5.8. The Company received $7.4 in 2024, and the remaining $0.2 in escrow was received in 2025. The gain was recognized on the consolidated statement of comprehensive income as part of other income.

7.	Revenue from contracts with customers

a.	Disaggregation of revenue

Disaggregation of revenue from contracts with customers by business areas are presented in the table below:

	Years ended	Years ended
	December 31,	December 31,
	2025	2024
Business Areas
Geointelligence	$214.4	$202.1
Robotics and space operations	309.3	279.8
Satellite systems	1,109.5	598.2
	$1,633.2	$1,080.1

b.	Revenue concentration

For the year ended December 31, 2025, there were 3 customers that individually comprised more than 10.0% of revenue and 77.6% in total. For the year ended December 31, 2024, there were 3 customers that individually comprised more than 10.0% of revenue and 63.6% in total.

c.	Remaining performance obligations

As at December 31, 2025, the Company had remaining performance obligations of $4,012.9 (December 31, 2024 - $4,385.5), which represents the transaction price of firm orders less inception to date revenue recognized. Remaining performance obligations exclude unexercised contract options and indefinite delivery or indefinite quantity contracts. The Company expects to recognize approximately 38% of its remaining performance obligations as revenue in 2026 and 29% in 2027 and the balance thereafter (December 31, 2024 - 28% in 2025, and 24% in 2026 and the balance thereafter).

d.	Contract liabilities

Of the opening contract liabilities balance at January 1, 2025, $567.1 has been recognized as revenue in 2025 (2024 - $58.8).

8.	Geographic information

Segmented information is reported in a manner consistent with the internal reporting provided to the chief operating decision maker (“CODM”), and reflects the way the CODM evaluates performance of, and allocates resources within, the business. The Company operates substantially all of its activities in one reportable segment, which includes the

F-26

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

Geointelligence, Robotics and Space Operations and Satellite Systems operating segments. The reportable segment earns revenue by providing space solutions to customers in a similar market and is managed by the CODM.

Revenues are attributed to geographical regions based on the location of customers as follows:

	Years ended December 31,	Years ended December 31,
	2025	2024
Revenue
Canada	$1,021.9	$625.0
United States	497.8	387.7
Europe	78.0	41.5
Asia and Middle East	33.4	18.8
Other	2.1	7.1
	$1,633.2	$1,080.1

The Company’s property, plant and equipment, right-of-use assets, intangible assets and goodwill are attributed to geographical regions based on the location of the assets as follows:

	December 31, 2025	December 31, 2024
Canada	$2,357.7	$1,564.0
Other	83.5	69.0
	$2,441.2	$1,633.0

9.	Cost of revenue and operating expenses

The following table shows the breakdown of materials, labour and subcontractors costs included in cost of revenue:

	Years ended December 31,	Years ended December 31,
	2025	2024
Labour, materials and other	$626.6	$449.5
Subcontractors	586.4	347.4
Investment tax credits recognized	(44.4)	(42.3)
	$1,168.6	$754.6

The following tables show the breakdowns of selling, general and administration expenses and research and development, net included in operating expenses:

	Years ended	Years ended
	December 31,	December 31,
	2025	2024
Selling, general and administration
General and administration	$65.1	$43.5
Selling and marketing	46.4	35.1
	$111.5	$78.6
Research and development, net
Research and development expense	$47.1	$43.4
Research and development expense recovery	(9.0)	(6.5)
	$38.1	$36.9

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

10.	Trade and other receivables

	December 31, 2025	December 31, 2024
Trade receivables, gross	$85.5	$71.0
Other receivables, gross	63.2	27.4
Credit loss allowance	(3.4)	(22.5)
	$145.3	$75.9

Trade receivables are non-interest bearing, unless specifically agreed upon with the customer, and are generally on terms of 15 to 60 days.

11.	Unbilled receivables

	December 31, 2025	December 31, 2024
Unbilled receivables, gross	$189.8	$253.4
Credit loss allowance	(2.3)	(3.3)
	$187.5	$250.1

12.	Inventories

	December 31, 2025	December 31, 2024
Raw materials	$15.7	$6.1
Work in progress	6.4	2.3
Finished goods	2.4	—
Provisions	(1.0)	(0.3)
	$23.5	$8.1

During the year ended December 31, 2025, inventories have been reduced by $0.7 (December 31, 2024 - $0.3) as a result of the write-down to net realizable value. This write down was recognized as an expense and included in cost of revenue.

13.	Other assets

	Note		December 31, 2025	December 31, 2024
Prepaid expenses and advances to suppliers			$125.2	$194.7
Investment tax credits receivable			146.7	149.2
Investment in equity securities	22		17.7	13.2
Derivative financial assets	22		22.0	3.4
Pension plan assets	19	(a)	15.4	16.2
Long-term unbilled receivable	2.9		22.0
Other	2.6		1.1
			$332.5	$399.8
Current portion			$53.3	$71.7
Non-current portion			$279.2	$328.1

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

14.	Property, plant and equipment

		Land,		Furniture,
		buildings and		fixtures and
		leasehold		computer	Capital in
	Note	improvements	Equipment	hardware	progress	Total
Cost
As at January 1, 2025		$142.5	$66.7	$38.8	$305.0	$553.0
Additions		16.7	2.3	9.1	150.1	178.2
Additions from acquisition	5	0.3	2.3	1.3	—	3.9
Disposals		—	(0.5)	(0.2)	—	(0.7)
Transfers		41.2	5.1	3.2	(49.5)	—
As at December 31, 2025		$200.7	$75.9	$52.2	$405.6	$734.4
Accumulated depreciation
As at January 1, 2025		$(20.1)	$(17.8)	$(18.5)	—	$(56.4)
Depreciation expense		(8.6)	(12.6)	(7.8)	—	(29.0)
Disposals		—	0.4	0.2	—	0.6
As at December 31, 2025		$(28.7)	$(30.0)	$(26.1)	$—	$(84.8)
Net book value
As at December 31, 2025		$172.0	$45.9	$26.1	$405.6	$649.6

	Land,		Furniture,
	buildings and		fixtures and
	leasehold		computer	Capital in
	improvements	Equipment	hardware	progress	Total
Cost
As at January 1, 2024	$86.0	$28.1	$23.6	$268.0	$405.7
Additions	17.6	16.0	10.1	103.6	147.3
Transfers	38.9	22.6	5.1	(66.6)	—
As at December 31, 2024	$142.5	$66.7	$38.8	$305.0	$553.0
Accumulated depreciation
As at January 1, 2024	$(13.0)	$(11.7)	$(11.9)	$—	$(36.6)
Depreciation expense	(7.1)	(6.1)	(6.6)	—	(19.8)
As at December 31, 2024	$(20.1)	$(17.8)	$(18.5)	$—	$(56.4)
Net book value
As at December 31, 2024	$122.4	$48.9	$20.3	$305.0	$496.6

Depreciation expense included in cost of revenue for the year ended December 31, 2025 is $28.4 (December 31, 2024 - $19.8). Depreciation expense relating to all other property, plant and equipment of $0.6 (December 31, 2024 - nil) is included in operating expenses.

As at December 31, 2025 and December 31, 2024, the Company recognized no impairment under amortization and depreciation of assets on the consolidated statement of comprehensive income.

15.	Leases

The Company has lease contracts for buildings, equipment, furniture and fixtures and computer hardware used in its operations. Leases of buildings generally have lease terms between 5 and 20 years, while equipment, furniture and

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

fixtures and computer hardware generally have lease terms between 1 and 5 years. Set out below are the carrying amounts of right-of-use assets recognized and the movements during the period:

	Note	Buildings	Equipment	Total
As at January 1, 2025		$111.8	$3.6	$115.4
Additions from acquisitions	5	3.1	—	3.1
Additions		9.2	—	9.2
Depreciation expense		(11.9)	(1.4)	(13.3)
Effect of movements in exchange		0.1	—	0.1
As at December 31, 2025		$112.3	$2.2	$114.5

	Buildings	Equipment	Total
As at January 1, 2024	$69.4	$2.4	$71.8
Additions	53.3	2.1	55.4
Depreciation expense	(11.0)	(0.9)	(11.9)
Effect of movements in exchange	0.1	—	0.1
As at December 31, 2024	$111.8	$3.6	$115.4

The Company also has certain leases of small office and IT equipment such as laptops with lease terms of 12 months or less, some of which are also low value leases.

Depreciation expense included in cost of revenue for the year ended December 31, 2025 is $12.8 (December 31, 2024 - $11.9). Depreciation expense relating to all other right-of use assets of $0.5 (December 31, 2024 - nil) is included in operating expenses.

The following are the amounts recognized in profit or loss for the leases:

	2025	2024
Depreciation expense included in cost of revenue	$12.8	$11.9
Interest expense on lease liability	9.0	9.1
Expense relating to short-term lease	8.0	6.5
Expense relating to leases of low-value assets	0.6	0.8
	$30.4	$28.3

Set out below are the carrying amounts of lease liabilities and the movements:

	Note	2025	2024
Opening		$136.8	$86.1
Additions		9.3	58.5
Additions from acquisitions	5	3.1	—
Accretion of interest		9.0	9.1
Payments		(19.2)	(17.0)
Effect of movements in exchange rates		0.1	0.1
Ending		$139.1	$136.8
Current portion		$20.2	$16.2
Non-current portion		$118.9	$120.6

The Company had total cash outflows for leases of $27.8 in the current period (December 31, 2024 - $24.3).

The maturity analysis of lease liabilities is disclosed in note 22, financial instruments and fair value disclosures.

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

16.	Intangible assets and goodwill

(a)	Reconciliation of carrying amount

		Proprietary	Contractual	Customer	MDA
	Goodwill	technologies	backlog	relationships	trademark	Software	Total
Cost
As at January 1, 2025	$441.0	$281.0	$41.0	$458.5	$25.6	$51.7	$1,298.8
Additions	—	89.7	—	—	—	3.6	93.3
Addition from acquisitions	356.8	298.7	—	—	—	—	655.5
Transfers	—	0.2	—	—	—	(0.2)	—
Effect of movements in exchange rates	2.6	2.8	—	—	—	—	5.4
As at December 31, 2025	$800.4	$672.4	$41.0	$458.5	$25.6	$55.1	$2,053.0
Accumulated amortization
As at January 1, 2025	$—	$(50.6)	$(41.0)	$(153.8)	$(6.0)	$(26.4)	$(277.8)
Amortization expense	—	(55.8)	—	(32.5)	(1.3)	(8.7)	(98.3)
Effect of movements in exchange rates	—	0.2	—	—	—	—	0.2
As at December 31, 2025	$—	$(106.2)	$(41.0)	$(186.3)	$(7.3)	$(35.1)	$(375.9)
Net book value
As at December 31, 2025	$800.4	$566.2	$—	$272.2	$18.3	$20.0	$1,677.1

		Proprietary	Contractual	Customer	MDA
	Goodwill	technologies	backlog	relationships	trademark	Software	Total
Cost
As at January 1, 2024	$439.8	$228.7	$41.2	$459.9	$25.6	$46.4	$1,241.6
Additions	—	49.0	—	—	—	5.3	54.3
Disposals	—	—	(0.2)	(1.4)	—	—	(1.6)
Adjustments	(0.2)	—	—	—	—	—	(0.2)
Effect of movements in exchange rates	1.4	3.3	—	—	—	—	4.7
As at December 31, 2024	$441.0	$281.0	$41.0	$458.5	$25.6	$51.7	$1,298.8
Accumulated amortization
As at January 1, 2024	$—	$(33.7)	$(40.3)	$(121.7)	$(4.8)	$(18.8)	$(219.3)
Amortization expense	—	(17.1)	(0.9)	(32.5)	(1.2)	(7.6)	(59.3)
Disposals	—	—	0.2	0.4	—	—	0.6
Effect of movements in exchange rates	—	0.2	—	—	—	—	0.2
As at December 31, 2024	$—	$(50.6)	$(41.0)	$(153.8)	$(6.0)	$(26.4)	$(277.8)
Net book value
As at December 31, 2024	$441.0	$230.4	$—	$304.7	$19.6	$25.3	$1,021.0

For the year ended December 31, 2025, additions of proprietary technologies and software included $89.7 and nil of development costs incurred on internally generated intangible assets, respectively (December 31, 2024 - $37.3 and nil). As at December 31, 2025, these assets are still under development, and therefore the amortization thereof has not commenced.

For the year ended December 31, 2025, the amortization expense related to software of $13.7 (December 31, 2024 - $12.1) is included in cost of revenue. For the year ended December 31, 2025, the amortization expense related to all other intangible assets of $84.6 (December 31, 2024 - $47.0) is included in operating expenses.

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

For the year ended December 31, 2025, the Company did not recognize impairment under amortization and depreciation of assets on the consolidated statement of comprehensive income. (December 31, 2024 - nil).

(b)	Impairment test

The Company performed its annual goodwill impairment test as at December 31, 2025. Goodwill is monitored at the CGUs level, which represents the lowest level within the Company for which information about goodwill is available and monitored for internal management purposes. The following table presents the goodwill by CGU:

	December 31, 2025	December 31, 2024
Geointelligence	$285.9	$285.9
Robotics and Space Operations	25.1	25.1
Satellite Systems	489.4	130.0
	$800.4	$441.0

For each CGU, the recoverable amount was determined based on its value in use, calculated by discounting estimated future cash flows to their present value. Estimated cash flow projections are based on the Company’s five- year strategic growth plan. Based on the impairment test performed, the recoverable amount of Geointelligence, Robotics and Space Operations and Satellite Systems were in excess of their carrying amounts. Accordingly, there is no impairment of the carrying value of goodwill.

The following key assumptions were used for the period in determining the recoverable amount for each CGU:

•	Revenue and earnings before interest, taxes, depreciation and amortization over a five year forecast horizon are based on the expected timing of the Company’s performance under enforceable contracts and anticipated future contracts, expected costs, as well as forecasted growth rate of the Company’s recurring services and goods provided to its customers.

•	Discount rates represent the current market assessment of the risks specific to each CGU taking into consideration the time value of money and individual risks of the underlying assets that have not been incorporated in the cash flow estimates. The discount rates are post-tax measures based on normalized weighted-average costs of capital. The discount rates used in determining recoverable amounts of each CGU at December 31, 2025 reflect each CGU’s specific risks and market conditions and ranged from 10.0% to 10.5% (December 31, 2024 - 10.0% to 11.0%).

•	Terminal growth rate represents the cash flows beyond the five years included in the cash flow forecast. Rates are based on market and industry trends researched and identified by management. A terminal growth rate of 2.5% was used in the value in use calculation at December 31, 2025 (December 31, 2024 - 2.5%).

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

17.	Long-term debt

	December 31, 2025	December 31, 2024
Senior revolving credit facility	$27.5	$—
Senior unsecured notes	244.5	—
	$272.0	$—

(a)	Senior revolving credit facility

On March 22, 2024, the Company, through its wholly owned subsidiary NOL, exercised the accordion feature of its senior revolving credit facility which increased available capacity of the senior credit facility from $600.0 to $700.0. The Company also amended the existing interest rate base references from CDOR to CORRA in anticipation of the discontinuance of CDOR. Individual Bankers’ Acceptances continued to reference CDOR until their first renewal after March 18, 2024. All other terms of the senior credit facility remain unchanged. Transaction costs incurred totaled $0.4 and was recognized on the consolidated statement of financial position.

On November 25, 2025, the Company amended its senior revolving credit facility to extend the maturity date to November 30, 2030. The facility continues to bear interest at the bank’s prime rate or alternate base rate Canada, plus an amended applicable margin range of 45 to 150 basis points (“bps”), from the original range of 45 to 175 bps. CORRA loans under the senior credit facility have an amended applicable margin of 145 to 250 bps, from the original 145 to 275 bps. Other terms and conditions have also been amended. Transaction costs incurred totaled $2.0 and were recognized on the consolidated statement of financial position.

As at December 31, 2025, the weighted average interest rate was 4.00% (December 31, 2024 - nil). The Company also had $0.7 letters of credit outstanding at December 31, 2025 (December 31, 2024 - $6.8), bearing an applicable margin of 97 bps plus a fronting fee of 25 bps.

As at December 31, 2025, the Company through NOL has borrowings of $30.0 (December 31, 2024 - nil) under the senior revolving credit facility in the form of CORRA loans, which is recorded at a carrying amount of $27.5 (December 31, 2024 - nil) on the consolidated statement of financial position. In 2024, capitalized transaction costs were recognized under other non-current assets as there were no borrowings under the senior credit facility as at December 31, 2024. In December 2024 the Company also settled hedges related to its long-term debt discussed in note 22(c).

(b)	Senior unsecured notes

On December 23, 2025, the Company issued senior unsecured notes (“Notes”) through MDA Space Ltd., with an aggregate principal amount of $250.0 due December 23, 2030. The notes bear interest of 7.00% per annum, payable semi-annually in arrears. The Company has a number of early redemption options at various exercise prices ranging from 100% to 107%.

Repurchase of notes may be required upon change of control. As at December 31, 2025, none of these options have been redeemed and no change of control event has occurred. At inception, transactions costs were $6.3 and value of the redemption option was $0.8.

As at December 31, 2025, the notes are recorded at a carrying value of $244.5 on the consolidated statement of financial position. The redemption options are bifurcated and recognized at fair value through profit loss and are separately discussed in note 22(b).

(c)	Security and guarantees

The senior revolving credit facility is guaranteed by all subsidiaries of NOL other than certain excluded subsidiaries, (immaterial subsidiaries, non-wholly owned subsidiaries and minority shareholding entities) and secured by all of the present and future assets, property and undertakings of NOL and its subsidiary guarantors, as well as a limited recourse guarantee and pledge of NOL from the Company.

The Company must satisfy certain financial covenants as defined by the credit agreement, including the following:

•	The Company is required to maintain an interest coverage ratio of at least 3.0 to 1 at all times
•	The Company is required to maintain a specified total debt to EBITDA ratio of less than or equal to 4.0 to 1 at all times

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

•	The Company is required to maintain a senior secured leverage covenant of less 3.0 to 1 at all times

The Investisement Québec Forgivable Loan is accounted for as government assistance in note 28(b). The forgivable loan is guaranteed by the same security as the note above for the senior revolving credit facility, albeit on a subordinated basis. The Company must satisfy the same financial covenants as defined by the senior revolving credit facility.

The Notes are fully and unconditionally guaranteed by the Company.

The Company was in compliance with these covenants at all times during the year ended December 31, 2025.

(d)	Cash flows arising from long-term borrowings

The following table reconciles the changes in cash flows from financing activities for long-term borrowings:

	December 31, 2025	December 31, 2024
Opening	$—	$438.9
Proceeds from senior credit facility	395.0	110.0
Proceeds from issuance of senior unsecured notes	250.0	—
Short-term loan from financial institution acquired on business combination	103.2	—
Principal repayments	(468.2)	(550.0)
Transaction costs related to loans and borrowings	(8.3)	(0.4)
Value of redemption option at issuance	0.8	—
Interest expense incurred on credit facilities	1.0	0.4
Reallocation of capitalized costs (from) to Other Assets	$(1.1)	1.1
Closing	$272.4	$—
Current portion	$0.4	$—
Non-current portion	$272.0	$—

(e)	Commitments related to long-term debt

The Company has the discretion to roll over the principal of the senior revolving credit facility in full to the facility’s maturity date in 2030. The senior unsecured notes mature in 2030, with the Company’s discretion on early redemption.

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

18.	Finance income and costs

	Note	2025	2024
Interest on credit facilities(1)		$6.6	$30.0
Other interest and borrowing fees		4.4	2.6
Interest on lease liabilities		9.0	9.1
Capitalized interest(2)		(3.0)	(13.7)
Total finance costs		$17.0	$28.0

(1) Net interest accrual for 2024 on interest rate swaps is presented as an adjustment to finance costs because the designated hedged item is an interest-bearing liability, which is further discussed in Note 22(c).

(2)  Interest expense is capitalized on certain qualifying assets that take a substantial period of time to prepare for their intended use. Capitalized interest is a component of both property, plant and equipment and intangible assets. The capitalization rate used to capitalize interest is 4.42% (December 31, 2024 - 6.79%).

Finance income of $7.8 during the year (December 31, 2024 - $7.0) is interest earned on the cash balance in the bank, tax interest income and interest income from defined benefit pension plans.

19.	Employee benefits

(a)	Employee benefits liabilities

	December 31, 2025	December 31, 2024
Salary and benefits payable	75.0	55.6
Obligations under defined benefit pension plans and post-retirement benefit plans	24.0	24.2
Accrued liabilities for other retirement benefits	1.5	4.1
	$100.5	$83.9
Current	$77.1	$60.2
Non-current	$23.4	$23.7

Excluded from the pension plan liabilities as at December 31, 2025 are pension plan asset totaling $15.4 (December 31, 2024 - $16.2). Pension plan assets are recorded in other non-current assets as presented in note 13.

(b)	Defined contribution pension plans

The Company maintains defined contribution pension plans and incurred $11.4 in expenses during the year (December 31, 2024 - $7.9).

(c)	Defined benefit pension plans and post-retirement benefit plans

Defined benefit pension plans

The Company’s defined benefit plans provide pension benefits based on various factors including earnings and length of service.

The plans are funded and the Company’s funding requirements are based on each of the plans’ actuarial measurement frameworks as established by the plan agreements or applicable laws. Employees are required to contribute to some of the funded plans. The total estimated employer contributions expected to be paid to the plans in the year ending December 31, 2026 are $2.9.

The funded plan assets are legally separated from the Company and are held by an independent trustee. The trustee is responsible for ensuring that the funds are protected as per applicable laws.

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

Movement in net defined benefit pension liability (asset) for the year ended December 31, 2025 is set out below:

	Defined benefit liability	Fair value of plan assets	Net defined benefit liability (asset)
Defined benefit liability (asset) as at January 1, 2025	$119.4	$(135.4)	$(16.0)

Effect of asset ceiling in prior year in equity	—	(24.6)	(24.6)

Recognized in net income
Current service cost	6.7	—	6.7
Administrative expenses	—	0.8	0.8
Interest cost (income)	5.6	(7.6)	(2.0)
	$12.3	$(6.8)	$5.5
Recognized in net equity
Actuarial gain arising from:
Financial assumptions	(2.9)	—	(2.9)
Experience adjustment	(0.2)	—	(0.2)
Return on plan assets excluding interest income	—	(5.6)	(5.6)
Administrative expenses paid from fund	—	0.8	0.8
	$(3.1)	$(4.8)	$(7.9)
Other
Employer contributions	—	(0.4)	(0.4)
Plan participant contributions	2.6	(2.6)	—
Benefit payments	(6.4)	6.4	—
	$(3.8)	$3.4	$(0.4)
Effect of asset ceiling in equity	—	28.3	28.3
Defined benefit liability (asset) as at December 31, 2025	$124.8	$(139.9)	$(15.1)

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

Movement in net defined benefit pension liability (asset) for the year ended December 31, 2024 is set out below:

	Defined benefit liability	Fair value of plan assets	Net defined benefit liability (asset)
Defined benefit liability (asset) as at January 1, 2024	$111.9	$(123.8)	$(11.9)

Effect of asset ceiling in prior year in equity	$—	$(16.7)	$(16.7)

Recognized in net income
Current service cost	5.2	—	5.2
Past service cost	0.2	—	0.2
Administrative expenses	—	0.7	0.7
Interest cost (income)	5.3	(6.7)	(1.4)
	$10.7	$(6.0)	$4.7
Recognized in net equity
Actuarial loss (gain) arising from:
Financial assumptions	(1.0)	—	(1.0)
Experience adjustment	1.9	—	1.9
Return on plan assets excluding interest income	—	(15.1)	(15.1)
Administrative expenses paid from fund	—	0.4	0.4
	$0.9	$(14.7)	$(13.8)
Other
Employer contributions	—	(2.9)	(2.9)
Plan participant contributions	2.3	(2.3)	—
Benefit payments	(6.4)	6.4	—
	$(4.1)	$1.2	$(2.9)
Effect of asset ceiling in equity	—	24.6	24.6
Defined benefit liability (asset) as at December 31, 2024	$119.4	$(135.4)	$(16.0)

Plan assets comprise the following:

	December 31, 2025	December 31, 2024
Domestic equity	$42.5	$40.9
Foreign equity	33.7	32.3
Fixed income assets	55.7	53.7
Other	35.3	32.4
Cash and short-term investments	1.0	0.7
Total plan assets	$168.2	$160.0

Other post-retirement benefit plans

The Company provides other post-retirement benefits, including extended health benefits, dental care and life insurance covering a portion of its employees in Canada. The cost of these benefits is funded primarily out of cash from operations.

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

Movement in net other post-retirement benefit liability for the year ended December 31, 2025 is set out below:

	Benefit	Fair value of	Net benefit
	liability	plan assets	liability
Benefit liability as at January 1, 2025	$24.0	$—	$24.0

Recognized in net income
Current service cost	0.3	—	0.3
Interest cost	1.1	—	1.1
	$1.4	$—	$1.4
Recognized in net equity
Actuarial gain arising from:
Financial assumptions	(0.8)	—	(0.8)
	$(0.8)	$—	$(0.8)
Other
Employer contributions	—	(1.0)	(1.0)
Benefit payments	(1.0)	1.0	—
	$(1.0)	$—	$(1.0)
Benefit liability as at December 31, 2025	$23.6	$—	$23.6

Movement in net other post-retirement benefit liability for the year ended December 31, 2024 is set out below:

	Benefit	Fair value of	Net benefit
	liability	plan assets	liability
Benefit liability as at January 1, 2024	$23.7	$—	$23.7

Recognized in net income
Current service cost	0.3	—	0.3
Interest cost	1.1	—	1.1
	$1.4	$—	$1.4
Recognized in net equity
Actuarial gain arising from:
Financial assumptions	(0.3)	—	(0.3)
	$(0.3)	$—	$(0.3)
Other
Employer contributions	—	(0.8)	(0.8)
Benefit payments	(0.8)	0.8	—
	$(0.8)	$—	$(0.8)
Benefit liability as at December 31, 2024	$24.0	$—	$24.0

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

Actuarial assumptions

The following represents the weighted average of the principle actuarial assumptions used in calculating the defined benefit plans and other post-retirement plans at the reporting date.

	December 31, 2025	December 31, 2024
Discount rate	5.0%	4.8%
Future salary increases	3.5%	3.5%
Health care trend (Other Post Retirement Benefit Plans)	5.5%	5.6%
Longevity at age 65 for current pensioners:
Males	22.2	22.1
Females	24.5	24.4
Longevity at age 65 for current pensioners aged 45:
Males	23.2	23.1
Females	25.5	25.3

As at December 31, 2025, the weighted-average duration of the defined benefit obligation was 12.3 years (December 31, 2024 - 12.5).

Sensitivity analysis

Reasonably possible changes at the reporting date to one of the relevant actuarial assumptions, holding other assumptions constant, would have increase (decrease) the defined benefit plans and other post-retirement plans obligations by the amounts shown below.

As at December 31, 2025	Increase of 1%	Decrease of 1%
Discount rate	$(16.6)	$20.5
Future salary growth	$0.9	$(1.1)
Health care trends rate	$3.0	$(2.4)
Future mortality	$(0.3)	$0.3

20.	Other liabilities

	Note		December 31, 2025	December 31, 2024
Derivative financial liabilities	22	(b)	$2.2	$—
Onerous contracts			16.7	3.5
Other provisions			23.7	—
			$42.6	$3.5
Current portion			$19.2	$2.7
Non-current portion			$23.4	$0.8

The majority of the amount in Other was related to the provisions in respect of tax exposures relating to pre-acquisition periods of the acquired subsidiaries presented in note 5. These provisions are based on management’s best estimate and are reviewed as additional information becomes available.

Set out below are the carrying amounts of onerous contracts and its movements:

	2025	2024
As at January 1, 2025	$3.5	$2.5
Arising during the year	15.4	1.9
Utilized	(2.2)	(0.9)
As at December 31, 2025	$16.7	$3.5

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

21.	Share-based compensation

The Company has equity-settled and cash-settled share-based compensation plans.

(a)	Equity-settled share-based compensation plans

In 2021, the Company established an Omnibus Long-term Incentive Plan (“Omnibus Plan”). The Omnibus Plan is a share-based plan, under which the Company receives services from directors and employees as consideration for equity instruments of the Company. The Company can issue stock options, deferred share units (“DSUs”), restricted share units (“RSUs”), and performance share units (“PSUs”) pursuant to the terms and conditions of the Omnibus Plan and the related award agreements entered into thereunder.

The Company also has in place an Employee Share Trust Agreement arrangement, where eligible employees are issued shares held in a company trust (“Trustee Shares”) and released upon meeting prescribed conditions.

Stock Options

The Company did not grant any stock options for the year ended December 31, 2025. Stock options granted in prior years have graded vesting schedules ranging from 3 to 4 years from the grant date. Vesting is conditional on continuous employment from the grant date to the vesting date. The stock options have a maximum term of 10 years.

Stock options are measured at fair value using the Black-Scholes option pricing model on the grant date and subsequently expensed on a graded basis over the vesting period. The amount expensed for the year ended December 31, 2025 was $0.6 (for the year ended December 31, 2024 - $2.2).

The table below shows the movement in the number of stock options outstanding and the related weighted average exercise price.

	December 31, 2025		December 31, 2024
	Number of stock options	Weighted average exercise price	Number of stock options	Weighted average exercise price
Opening	7,616,195	$11.79	9,187,881	$11.15
Granted	—	—	—	—
Forfeited	—	—	(80,156)	8.95
Exercised	(4,133,638)	12.08	(1,491,530)	7.98
Closing	3,482,557	$11.45	7,616,195	$11.79
Stock options exercisable	3,308,638	$11.50	7,177,377	$11.82

During the year ended December 31, 2025, the weighted average market share price for stock options exercised was $34.03 (December 31, 2024 - $24.09).

The information regarding the stock options outstanding and exercisable as at December 31, 2025 is summarized below:

	Outstanding options			Exercisable options
Range of exercise prices	Number of stock options	Weighted average remaining contractual life (years)	Weighted average exercise price	Number of stock options	Weighted average exercise price
$6.00 - $11.55	2,057,542	5.73	$8.69	1,901,623	$8.61
$14.00 - $18.00	1,395,027	5.02	15.25	1,383,027	15.25
$21.65 - $26.88	29,988	6.32	23.92	23,988	24.49
	3,482,557	5.45	$11.45	3,308,638	$11.50

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

The information regarding the stock options outstanding and exercisable as at December 31, 2024 is summarized below:

	Outstanding options			Exercisable options
Range of exercise prices	Number of stock options	Weighted average remaining contractual life (years)	Weighted average exercise price	Number of stock options	Weighted average exercise price
$6.00 - $11.55	4,942,630	6.37	$8.39	4,614,124	$8.30
$14.00 - $18.00	2,091,410	6.05	15.03	2,001,790	15.03
$21.65 - $30.00	582,155	6.29	29.02	561,463	29.26
	7,616,195	6.28	$11.79	7,177,377	$11.82

Trustee Shares

Immediately prior to the IPO in 2021, the Company transferred from the Omnibus Plan a total of 547,292 stock options to Trustee Shares for certain employees, which vest on the same basis as the originating stock options. No additional Trustee Shares have been granted subsequently. The amount expensed for the year ended December 31, 2025 was $0.1 (for the year ended December 31, 2024 - $0.2).

All vested Trustee Shares have been distributed to employees as at December 31, 2025.

DSUs

The Company offers DSUs to the Company’s independent directors, where they are entitled to receive all or a portion of their annual compensation in the form of DSUs in place of cash commencing in 2022. The DSUs vest immediately upon grant and are equity-settled, entitling participants to receive one common share for each DSU. DSUs settle upon a director’s separation from service. The amount expensed for the year ended December 31, 2025 is $1.5 (for the year ended December 31, 2024 - $1.4). The weighted average fair value of DSUs granted during the year ended December 31, 2025 was $29.16 (December 31, 2024 - $16.50).

RSUs and PSUs

The Company grants RSUs and PSUs to eligible employees. The RSUs vest over 1 to 3 years in annual installments from the grant date. Vesting is conditional on continuous employment from the grant date to the vesting date. The PSUs vest 3 years from the grant date and are conditional on continuous employment as well as attainment of performance targets. The amount expensed for the year ended December 31, 2025 is $10.6 (for the year ended December 31, 2024 - $6.6). The weighted average fair value of RSUs and PSUs granted during the year ended December 31, 2025 were $27.09 and $24.94, respectively (December 31, 2024 - $14.44 and $14.12, respectively).

Award units continuity - Trustee Shares, DSUs, RSUs and PSUs

The table below shows the movement in the award units outstanding over the year ended December 31, 2025:

	Trustee Shares	DSUs	RSUs	PSUs
As at January 1, 2025	19,529	266,146	1,088,312	526,748
Granted	—	38,983	517,714	166,905
Forfeited/Cancelled	—	—	(47,019)	(67,151)
Exercised/Converted	(19,529)	—	(560,420)	(75,715)
As at December 31, 2025	—	305,129	998,587	550,787

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

The table below shows the movement in the award units outstanding over the year ended December 31, 2024:

	Trustee Shares	DSUs	RSUs	PSUs
As at January 1, 2024	79,383	215,163	1,126,871	452,777
Granted	—	84,890	511,484	205,185
Forfeited/Cancelled	—	—	(118,554)	(131,214)
Exercised/Converted	(59,854)	(33,907)	(431,489)	—
As at December 31, 2024	19,529	266,146	1,088,312	526,748

(b)	Cash-settled share-based compensation plan

In 2024, the Company established Employee Share Purchase Plan (“ESPP”). The ESPP is a cash-settled share- based payment plan, whereby employees of the Company can acquire common shares through regular payroll deductions. Company-matched employee contributions, up to a maximum of five thousand dollars per annum, are restricted to a one year holding period. The employee and Company’s contributions are remitted to an independent plan administrator who is responsible for purchasing common shares on the market on behalf of the employee.

The amount expensed for the year ended December 31, 2025 is $4.9 (for the year ended December 31, 2024 - $2.0).

22.	Financial instruments and fair value disclosures

(a)	Financial instruments by category:

The classification of financial instruments and their carrying amounts are as follows:

	December 31, 2025	December 31, 2024
Financial assets (liabilities) measured at FVTPL
Derivative financial assets	$22.0	$3.4
Derivative financial liabilities	(2.2)	—
Investment in equity securities	17.7	13.2

Financial assets (liabilities) measured at amortized cost
Cash	$152.0	$166.7
Trade and other receivables	145.3	75.9
Unbilled receivables	187.5	250.1
Accounts payable and accrued liabilities	(391.4)	(248.7)
Long-term debt	(272.0)	—

(b)	Fair value of financial instruments:

The table below shows the fair values of financial instruments along with their levels in the fair value hierarchy. It does not include fair values of those financial instruments measured at amortized cost for which the carrying amount is a reasonable approximation of fair value, which include cash, trade and other receivables, unbilled receivables, accounts payable and accrued liabilities, and non-trade payables.

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

	December 31, 2025				December 31, 2024
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Derivative financial instruments	$—	$21.1	$0.9	$22.0	$—	$3.4	$—	$3.4
Investment in equity securities	7.9	9.8	—	17.7	3.5	9.7	—	13.2
Liabilities
Derivative financial instruments	$0.1	$2.1	$—	$2.2	$—	$—	$—	$—
Long-term debt	—	280.0	—	280.0	—	—	—	—

During the year, no transfers occurred between the different levels.

Level 2 derivative financial instruments comprise foreign exchange embedded derivatives within revenue and purchase contracts. The Company determines fair value of its derivative financial instruments based on management estimates and observable market-based inputs. The fair value of foreign exchange embedded derivatives include management assumptions concerning the amount and timing of estimated future cash flows and observable market- based inputs such as currency spot and forward rates.

Level 2 investment in equity securities comprise a 0.8% equity ownership in a private foreign company purchased in USD. The Company determines the fair value based on the value per share of the same class of shares issued to income investors as this company is still in its growth phase. Management estimates include assumptions concerning the amount and timing of estimated future cash flows, which are not observable market-based inputs. Observable market-based inputs are sourced from third parties and include currency spot rates.

Level 2 long-term debt comprise the senior credit facility and senior unsecured notes discussed in note 17. Its fair value was determined using a present value of future cash flows model. A key estimate used in this calculation is the market yield, which is derived from inputs such as corporate bond credit spread and risk free rate.

The embedded derivative redemption feature as part of the senior unsecured notes is classified as a Level 3 security. The fair value change on this instrument was recorded in the consolidated statement of comprehensive income. Below is the reconciliation of recurring fair value measurements categorized within Level 3 of the fair value hierarchy:

Embedded derivative
asset (Level 3)
As at January 1, 2025	$—
Additions	0.8
Unrealized gain recognized in the consolidated statement of comprehensive income	0.1
As at December 31, 2025	$0.9

The significant unobservable inputs used in the fair value measurements categorized within Level 3 of the fair value hierarchy, together with a quantitative sensitivity analysis as at December 31, 2025 are show below:

Security	Valuation technique	Significant unobservable	Input	Amount
Embedded derivative asset	Income approach - Callable bond model	Credit spread	December 31, 2025: 3.96%	December 31, 2025: 0.25% increase or decrease in the credit spread would result in a decrease of fair value by $0.2, and an increase of fair value by $0.3, respectively

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

(c)	Interest Rate Risk

The Company was exposed to interest rate risk from fluctuations in interest rates on its floating rate debt on its senior revolving credit facility.

The Company manages interest rate risk by monitoring the mix of fixed and floating rate debt in the respective environment and takes action as necessary to maintain an appropriate balance considering current market conditions.

During the year-ended December 31, 2024, the Company had 3 interest rate swap contracts, expiring December 15, 2027, to mitigate exposure to interest rate fluctuations on borrowings under its senior revolving facility. Under the swap contracts, the Company paid interest at a fixed rate of 3.46% for $150.0 and 4.14% for $75.0 of debt, and received interest at a variable rate equal to the 3-month CDOR for each 90 day period. As at December 31, 2024, the Company repaid all of its borrowings and exited all related interest rate swap contracts. As a result of the derecognition of hedges, the Company reversed all amounts previously recorded into other comprehensive income of

$5.7, before tax, to arrive at an ending nil fair value balance in the statement of financial position. A total of $4.7 was paid to settle these hedges, recognized under finance cost on the statement of comprehensive income. At December 31, 2024, the Company had no interest rate swap contracts as there were no external borrowings under its senior revolving credit facility.

As at December 31, 2025, there was $30.0 of total borrowings that was subject to floating interest rates. (December 31, 2024 - nil). Based on the total outstanding borrowings as at December 31, 2025, an increase or decrease in 1.0% in the average interest rate on our borrowings would have resulted in insignificant changes to income before taxes. The impact on future interest expense as a result of future changes in interest rates will depend largely on the gross amount of our borrowings at the time.

(d)	Credit risk

The Company is exposed to credit risk resulting from the possibility that counterparties may default on their financial obligations to the Company. The Company is primarily exposed to credit risk through its trade and other receivables and unbilled receivables.

The Company’s credit exposure through receivables relates to a diverse group of customers, including government and commercial customers, in multiple geographic regions purchasing a wide variety of products and services from the Company, and is therefore mitigated by a reduced concentration of risk. The due date of these amounts can vary by agreement but in general balances over 90 days are considered past due.

The Company applies the simplified model of recognizing lifetime expected credit losses for all trade, unbilled and other receivables. In monitoring credit risk, customers are grouped according to their credit characteristics, including whether the customer program is funded by a government or a commercial entity, the Company’s credit history with the customer, and existence of previous or current financial challenges. Credit limits or maximum exposures under revenue contracts are identified, approved and monitored.

Set out below is the movement in the allowance for credit losses on trade and other receivables and unbilled receivables:

	December 31, 2025	December 31, 2024
Opening	$(25.8)	$(11.9)
(Provision)/reversal of prior provision for credit losses	17.2	(14.6)
Write-offs	2.9	0.7
Ending	$(5.7)	$(25.8)

The gross amount of trade and other receivables disclosed in note 10 and the gross amount of unbilled receivables disclosed in note 11 represent their respective maximum credit exposures.

(e)	Liquidity risk:

The Company’s liquidity risk is the risk it may not be able to meet its contractual obligations associated with financial liabilities as they come due. The Company’s principal sources of liquidity are cash provided by operations and access to credit facilities. The Company’s short-term cash requirements are primarily to fund working capital, with medium- term requirements to service and repay debt, invest in capital and intangible assets, and research and development for growth initiatives. Cash is also used to finance other long-term strategic initiatives. For the foreseeable future, the Company believes that these principal sources of liquidity are sufficient to maintain the Company’s capacity and to meet planned growth and development activities.

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

The maturities of the contractual cash flows of the Company’s financial liabilities as at December 31, 2025 are shown in the following table:

	Carrying amount	Contractual cash flows	Maturing in less than 1 year	Maturing in 1 to 5 years	Maturing beyond 5 years
Non-derivative financial liabilities:
Trade and other payables	$391.4	$391.4	$391.4	$—	$—
Non-trades payables	0.3	0.3	0.2	0.1	—
Lease liabilities	139.1	223.7	20.4	56.7	146.6
Long-term debt	272.0	280.0	—	280.0	—
	$802.8	$895.4	$412.0	$336.8	$146.6

Derivative instruments	2.2	2.2	1.2	1.0	—
	$2.2	$2.2	$1.2	$1.0	$—
	$805.0	$897.6	$413.2	$337.8	$146.6

The maturities of the contractual cash flows of the Company’s financial liabilities as at December 31, 2024 are shown in the following table:

	Carrying amount	Contractual cash flows	Maturing in less than 1 year	Maturing in 1 to 5 years	Maturing beyond 5 years
Non-derivative financial liabilities:
Trade and other payables	$248.7	$248.7	$248.7	$—	$—
Other payables	0.3	0.3	0.1	0.1	0.1
Lease liabilities	136.8	234.0	16.1	65.1	152.8
	$385.8	$483.0	$264.9	$65.2	$152.9

(f)	Foreign exchange risk:

The Company is exposed to foreign exchange risk on sales contracts, purchase contracts as well as cash, receivable and payable balances denominated in currencies other than the functional currency of the Company’s contracting entity. The currencies in which these transactions are primarily denominated are United States dollar (“USD”) and Euro, with USD representing the more significant exposure. The Company is also exposed to foreign currency risk on the net assets of its foreign operations.

The Company mitigates its foreign exchange risk through reducing mismatches between currencies in its foreign currency revenue contracts and the related purchase contracts to create natural economic hedges. The Company also utilizes foreign exchange forward contracts to supplement its natural hedge strategy, where needed, to further reduce the exposure arising from expected foreign currency denominated cash flows. The term of the foreign exchange forward contracts can range from less than one month to several years. At December 31, 2025, the Company had foreign exchange forward contracts to sell $90.0 USD, which mature in less than 1 year. The forward contracts locks in a foreign exchange rate range of 1.3692 to 1.3669. A loss of $0.1 has been recognized on the statement of comprehensive income under unrealized gain on financial instruments. The Company does not enter into foreign exchange forward contracts for trading or speculative purposes and does not have any qualifying hedges for accounting purposes.

23.	Equity-accounted investees

The below table shows a breakdown of all equity-accounted investees:

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

	December 31, 2025	December 31, 2024
Interest in Maritime Launch Services Inc.	10.0	—
Interest in Jet Talk Limited	1.3	—
	$11.3	$—

On November 3rd, 2025, the Company made an investment of $10.0 in Maritime Launch Services Inc. (“Maritime Launch”). The Company owns less than 20% of the equity interests and voting rights, but the Company has determined that it has significant influence due to meaningful representation on the Board of Directors of the associate. Consequently, the investment in Maritime Launch is accounted for in accordance with the equity method under IAS 28, Investments in Associates and Joint Ventures (“IAS 28”).The total comprehensive income proportionate to the Company’s ownership since acquisition and until December 31, 2025 is insignificant.

The Company acquired an interest in the Jet Talk Limited joint venture (“Jet Talk”) with the acquisition of SatixFy, described in note 5. The Company has a 51% percent ownership interest, but no unilateral influence over all of the investee’s most relevant operations and hence the Company has no control over the investee. Consequently, the investment in Jet Talk is accounted for in accordance with the equity method under IAS 28. There is no amount of total comprehensive income to be recognized from the date of acquisition of SatixFy.

24.	Capital management

The Company defines its capital as the aggregate of long-term debt and shareholder’s equity. The Company’s primary capital management objectives are to provide an appropriate return to shareholders, safeguard working capital over the annual operating cycle, provide financial resources to grow operations to meet long-term customer demand, and comply with financial covenants under credit facilities.

The Company’s strategy to managing its capital structure is to utilize its borrowing arrangements to obtain operating credit facilities in support of its working capital and planned capital expenditures. When needed, the Company has access to capital markets to raise equity financing. As at December 31, 2025, in addition to equity, the Company also had $669.3 of available liquidity under its revolving credit facility, net of outstanding letters of credit (December 31, 2024 - $693.2). The Company continually assesses the adequacy of its capital structure and capacity and makes adjustments within the context of the Company’s strategy, economic conditions, and the risk characteristics of the business.

The Company’s performance against its financial covenants is discussed in detail in note 17. The Company was in compliance with the financial covenants under the Company’s credit facilities throughout the year ended December 31, 2025.

25.	Share Capital

(a)	Authorized

The Company is authorized to issue an unlimited number of common shares without par value. Each common share entitles the holder of record to one vote at shareholder meetings and to participate in dividends if declared.

(b)	Issued and outstanding

			Number of common shares	Amount
As at January 1, 2024			119,514,919	$956.1
Conversion of share-based awards to common shares			2,016,780	19.7
As at December 31, 2024			121,531,699	$975.8
Conversion of share-based awards to common shares	20	(a)	4,789,302	66.9
As at December 31, 2025			126,321,001	$1,042.7

All issued common shares are fully paid.

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

26.	Income taxes

(a)	Income tax expense

	December 31, 2025	December 31, 2024
Current tax expense:
Current period	$56.6	$23.7
Change in estimate for prior periods	2.1	(2.8)
	$58.7	$20.9
Deferred tax expense:
Origination and reversal of temporary difference	(13.2)	9.3
Change in estimate for prior periods	(4.1)	1.7
Change in unrecognized deductible temporary differences	2.5	(0.3)
	$(14.8)	$10.7
Income tax expense	$43.9	$31.6

(b)	Income taxes recognized in OCI

	December 31, 2025	December 31, 2024
Opening	$(9.2)	$(7.0)
Income tax expense on remeasurement of defined benefit pension plans	(1.6)	(1.8)
Other	—	(0.4)
Closing	$(10.8)	$(9.2)

(c)	Income tax rate reconciliation

A reconciliation of income taxes at statutory rates to actual income tax expense is as follows:

	December 31, 2025	December 31, 2024
Statutory Federal and Provincial tax rate in Canada	26.5%	26.5%

Income tax expense at statutory tax rates	$40.4	$29.4
Earnings subject to different rates	1.3	0.5
Change in unrecognized deferred tax assets	2.5	2.8
Share-based compensation	0.9	0.8
Change in estimate for prior periods	(2.0)	(1.1)
Other, including permanent differences	0.8	(0.8)
	$43.9	$31.6

(d)	Recognized deferred tax assets and liabilities

Deferred tax assets and liabilities as at December 31, 2025 are attributable to the following:

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

	Assets	Liabilities	Net
Unbilled receivables and contract liabilities	$—	$11.5	$(11.5)
Property, plant and equipment	1.0	23.7	(22.7)
Intangible assets	—	161.8	(161.8)
Investment tax credits	30.0	92.1	(62.1)
Trade and other payables	5.6	—	5.6
Employee benefits	10.6	2.2	8.4
Tax loss carry forwards	4.8	—	4.8
Other items, including financing fees	6.0	2.4	3.6
Tax assets (liabilities)	$58.0	$293.7	$(235.7)
Set off of tax	(48.0)	(48.0)	—
Net tax assets (liabilities)	$10.0	$245.7	$(235.7)

Deferred tax assets and liabilities as at December 31, 2024 are attributable to the following:

	Assets	Liabilities	Net
Unbilled receivables and contract liabilities	$—	$15.8	$(15.8)
Property, plant and equipment	2.2	22.9	(20.7)
Intangible assets	—	125.1	(125.1)
Investment tax credits	27.8	56.1	(28.3)
Trade and other payables	0.9	—	0.9
Employee benefits	8.5	—	8.5
Tax loss carry forwards	5.9	—	5.9
Other items, including financing fees	3.8	4.7	(0.9)
Tax assets (liabilities)	$49.1	$224.6	$(175.5)
Set off of tax	(39.2)	(39.2)	—
Net tax assets (liabilities)	$9.9	$185.4	$(175.5)

(e)	Unrecognized deferred tax assets

Deferred tax assets have not been recognized in respect of tax losses of $223.7 as at December 31, 2025 (December 31, 2024 - $55.1). These tax losses have no expiry date. At December 31 2025, the Company did not have unrecognized deferred tax assets in respect of capital losses (December 31, 2024 - $2.7).

(f)	Movement in deferred taxes

Movement in deferred taxes for the year ended December 31, 2025 is set out below:

	As at January 1, 2025	Recognized in net income in year	Recognized in OCI	Recognized in equity in year	Recognized in business combination	As at December 31, 2025
Unbilled receivables and contract liabilities	$(15.8)	$4.3	$—	$—	$—	(11.5)
Property, plant and equipment	(20.7)	(2.0)	—	—	—	(22.7)
Intangible assets	(125.1)	38.0	—	—	(74.7)	(161.8)
Investment tax credits	(28.3)	(33.8)	—	—	—	(62.1)
Trade and other payables	0.9	4.7	—	—	—	5.6
Employee benefits	8.5	(0.6)	(1.6)	2.1	—	8.4
Tax loss carry forwards	5.9	(1.1)	—	—	—	4.8
Other items, including financing fees	(0.9)	5.3	—	(0.8)	—	3.6
	$(175.5)	$14.8	$(1.6)	$1.3	$(74.7)	$(235.7)

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

Movement in deferred taxes for the year ended December 31, 2024 is set out below:

	As at January 1, 2024	Recognized in net income in year	Recognized in equity in year	Recognized in goodwill in year	As at December 31, 2024
Unbilled receivables and contract liabilities	$(11.1)	$(4.7)	$—	$—	$(15.8)
Property, plant and equipment	(18.4)	(2.3)	—	—	(20.7)
Intangible assets and goodwill	(131.3)	6.2	—	—	(125.1)
Investment tax credits	(34.6)	6.3	—	—	(28.3)
Trade and other payables	2.1	(1.2)	—	—	0.9
Employee benefits	5.2	0.9	(1.8)	4.2	8.5
Tax loss carry forwards	20.4	(14.5)	—	—	5.9
Other items, including financing fees	1.8	(1.4)	(0.5)	(0.8)	(0.9)
	$(165.9)	$(10.7)	$(2.3)	$3.4	$(175.5)

As at December 31, 2025, the Company had no taxable temporary differences relating to investments in subsidiaries.

27.	Earnings per share

The following table reflects the net income and share data used in the basic and diluted earnings per share calculations:

	Years ended December 31,	Years ended December 31,
	2025	2024
Net income	$108.5	$79.4

Weighted average shares outstanding – basic	124,247,299	120,088,519
Adjustments for
Employee stock options	3,502,488	3,712,059
Trustee shares	19,529	358,327
DSUs	285,327	219,742
RSUs and PSUs	1,656,998	1,670,395
Weighted average shares outstanding – diluted	129,711,641	126,049,042

Basic earnings per share	$0.87	$0.66
Diluted earnings per share	0.84	0.63

At December 31, 2025, no material items (December 31, 2024 - no material items) were excluded from the diluted weighted average number of ordinary shares calculation because their effect would have been anti-dilutive.

28.	Government assistance

(a)	Investment tax credits

During the year ended December 31, 2025, the Company recognized investment tax credits related to its Canadian operations of $44.9 (December 31, 2024 - $42.6) as a reduction in cost of materials, labour and subcontractors, and research and development, net, on the consolidated statement of comprehensive income. In addition, the Company recognized $5.1 (December 31, 2024 - $11.3) as a deduction in the carrying amount of related assets on the consolidated statement of financial position. Of these recognized amounts, $11.1 (December 31, 2024 - $16.1) is related to expenses incurred in prior years.

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

As at December 31, 2025, the Company has investment tax credits of approximately $189.4 (December 31, 2024 - $179.9) available to offset future Canadian Federal and Provincial income taxes payable which expire between 2030 and 2045. Investment tax credits are only recognized in the consolidated financial statements when the recognition criteria have been met as described in note 3(q).

(b)	Long Term Economic Benefits to Province of Ontario Grant (the “Ontario Grant”):

The Ontario Grant was awarded to the Company in March 2022 by the Minister of Economic Development, Job Creation and Trade to encourage investment in Ontario, which will benefit Ontario’s economic growth. Under this grant agreement, the Ontario Government will fund 24.74% of eligible spending to a maximum of $25.0, conditional on the Company investing a minimum of $101.0 in eligible project expenditures. The Company will use the funding received under the grant towards the building of its centre of control and excellence in Brampton, Ontario, as well as development of proprietary technology. For the years ended December 31, 2025, the Company has not recorded any recoveries (December 31, 2024 - $0.6 against cost of revenue and $4.1 against long term assets). The Company has received $4.0 proceeds in connection with this grant for the years ended December 31, 2025 (December 31, 2024 - $8.1).

(c)	Investissement Québec Forgivable Loan (the “IQ Loan”):

The Company entered into a definitive agreement with Investissement Québec in respect of the IQ Loan in February 2025. The forgiveable loan, in an amount up to $75.0 is intended to support with infrastructure projects and the expansion of development capabilities to design and produce satellites at the Company's facilities in Québec. The loan will be forgiven if certain requirements related mainly to procurement and hiring in Québec for these projects are met. During the year ended December 31, 2025, the Company has recorded recoveries of $18.5 against cost of revenues, $3.2 against research and development, net, and $51.5 against long-term assets. During the year ended December 31, 2025, the Company received $43.5 proceeds in connection with the IQ Loan.

29.	Supplementary cash flow information

The below table provides changes in operating assets and liabilities:

	Years ended	Years ended
	December 31,	December 31,
	2025	2024
Trade and other receivables	$(31.9)	$95.7
Unbilled receivables	86.5	(89.0)
Inventories	(12.5)	(1.5)
Prepaid expenses and advances to suppliers	17.7	(94.5)
Other assets	(17.2)	(2.0)
Trade and other payables	50.9	43.0
Contract liabilities	26.0	684.4
Employee benefits	19.1	6.1
Other liabilities	15.7	(5.7)
	$154.3	$636.5

30.	Related party transactions

The Company’s related parties are its key management personnel. In 2024 the Company revised its assessment of key management personnel. As a result, key management personnel consist of leaders reporting directly to Company’s CEO and Company’s Board of Directors.

The Company’s related party transactions comprises compensation expense incurred in relation to its key management personnel, as summarized below:

MDA Space Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts in millions of Canadian dollars, except share-based compensation awards and per share amounts)

	December 31, 2025	December 31, 2024
Short-term and post-employment benefits	$10.7	$9.2
Share-based compensation expense	6.0	5.3
Total key management personnel compensation	$16.7	$14.5

31.	Contingencies and commitments

(a)	As at December 31, 2025, the Company is committed under legally enforceable agreements for purchases relating to property, plant and equipment and intangible assets of $94.6 in 2026 and $1.0 thereafter.

(b)	The Company enters into agreements in the ordinary course of business with resellers and others. Most of these agreements require the Company to indemnify the other party against third-party claims alleging that one of its products infringes or misappropriates a patent, copyright, trademark, trade secret or other intellectual property right. Certain of these agreements require the Company to indemnify the other party against claims relating to property damage, personal injury or acts or omissions by the Company, its employees, agents or representatives.

(c)	From time to time, the Company has made guarantees regarding the performance of its systems to its customers. The Company evaluates and estimates potential losses from such indemnification based on the likelihood that the future event will occur. To date, the Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such indemnification and guarantees in the consolidated financial statements.

(d)	The Company has entered into industrial cooperation agreements, sometimes referred to as offset agreements, as a condition to entering into contracts for its products and services. These agreements are designed to return economic value to the designated country and may be satisfied through activities that do not require a direct cash payment, including transferring technology, providing manufacturing, training, job creation and other consulting support to in- country projects. These agreements may provide for penalties in the event the Company fails to perform in accordance with offset requirements. The Company has historically not been required to pay any such penalties.

(e)	The Company is a party to various other legal proceedings and claims that arise in the ordinary course of business as either a plaintiff or defendant. The Company analyzes all legal proceedings and the allegations therein. The outcome of any of these other proceedings, either individually or in the aggregate, is not expected to have a material adverse effect on the Company’s financial position, results of operations or liquidity.

(f)	The Company has been served with a Statement of Claim that was filed in the Ontario Superior Court of Justice on November 17, 2025 seeking certification of a proposed class action against the Company, the CEO, CFO and the Board of Directors. The allegations in the claim relate to the Company’s announcement and subsequent cancellation of the EchoStar constellation contract that the Company announced in September 2025 and the sales by certain insiders of shares after the announcement of the contract and before its termination. The plaintiffs seek damages for statutory and/or common law misrepresentation estimated in the amount of $225 million, punitive damages in the amount of $25 million, and damages against certain insiders for insider trading estimated in the amount of $90 million. The Company believes that all of the allegations that have been made in the claim are unfounded and without merit. The claims for damages have also not been substantiated. The Company intends to vigorously defend itself and the individual defendants. Due to the inherent uncertainties of litigation, it is not possible to predict the outcome of this proposed class action or determine the amount of potential losses, if any.